FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                August 12, 1999
--------------------------------------------------------------------------------
                        (Date of earliest event reported)


--------------------------------------------------------------------------------
                  TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


--------------------------------------------------------------------------------
       Delaware                    0-21830                25-1672791
       (State or other             (Commission            (IRS Employer
         juurisdiction of            File Number           Identification No.)
         incorporation)

--------------------------------------------------------------------------------
         980 North Michigan Avenue, Suite 1000, Chicago, Illinois 60611
                    (Address of Principal executive offices)

--------------------------------------------------------------------------------
                                  312-280-8844
              (Registrant's telephone number, including area code)


                       JOHNSTOWN AMERICA INDUSTRIES, INC.
                   (Former name, if changed since last report)

ITEM 5.        OTHER EVENTS.

        On June 3, 1999, Transportation Technologies Industries, Inc. (formerly, Johnstown America Industries, Inc. (the "Company") completed the sale of its freight car operations (the "Railcar Business"), including Johnstown America Corporation ("JAC"), Freight Car Services, Inc. and JAIX Leasing Company, to a newly-formed company (the "Buyer") that will operate under the JAC name, pursuant to a previously announced Share Purchase Agreement dated May 10, 1999, as amended on June 3, 1999. The Company received consideration consisting of approximately $101.3 million in cash, contingent additional consideration of $20.0 million and a 20 percent equity interest in the Buyer. In addition, the
Buyer assumed substantially all of the liabilities of the freight car operations, including $14.4 million of debt. The cash consideration received by the Company is subject to working capital adjustments.

        Ownership of the Buyer includes preexisting senior management of freight car operations and Camillo M. Santomero, III, a director of the Company; certain of Buyer's financing sources; and the Company.

        Attached herein are the following financial information of the Company reflecting the Railcar Business as discontinued operations:

                                                                          PAGE


PART I   AUDITED CONSOLIDATED FINANCIAL STATEMENTS:

            Report of Independent Public Accountants.....................   4
            Consolidated Statements of Income for the years ended
              December 31, 1998, 1997, and 1996..........................   5

            Consolidated Balance Sheets as of December 31, 1998 and 1997.   6

            Consolidated Statements of Cash Flows for the years ended
              December 31, 1998, 1997, and 1996..........................  7-8

            Notes to Condensed Consolidated Financial Statements......... 9-34


            Management's Discussion and Analysis of
              Financial Condition and Results of Operations.............. 35-41


PART II  UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
            Condensed Consolidated Statements of Income for the three
              months ended March 31, 1999 and 1998.......................  42

            Condensed Consolidated Balance Sheets as of March 31, 1999
              and December 31, 1998......................................  43
            Condensed Consolidated Statements of Cash Flows for the
              three months ended March 31, 1999 and 1998.................  44
            Note to Condensed Consolidated Financial Statements.......... 45-56

            Management's Discussion and Analysis of
              Financial Condition and Results of Operations.............. 57-63

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                  Transportation Technologies Industries, Inc.


Date:  August 12, 1999             By:/s/  Kenneth M. Tallering
                                        ----------------------------------------
                                         Kenneth M. Tallering
                                         Vice President, Secretary and
                                          General Counsel

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS  AND  SHAREHOLDERS  OF JOHNSTOWN  AMERICA  INDUSTRIES,
INC.:

We have audited the accompanying consolidated balance sheets of Transportation Technologies Industries, Inc. (formerly Johnstown America Industries, Inc.) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Transportation Technologies Industries, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP

Chicago, Illinois
July 15, 1999

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME


(IN THOUSANDS, EXCEPT PER SHARE DATA)
-----------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                           1998          1997          1996
Net sales                                                      $433,563      $415,866      $361,825
Cost of sales                                                   343,852       329,678       288,756
-----------------------------------------------------------------------------------------------------
Gross profit                                                     89,711        86,188        73,069
Selling, general and administrative expense                      38,434        35,719        33,857
Amortization expense                                              6,773         6,798         6,970
Pension termination gain                                         (1,688)           --            --
Reduction of environmental reserves                                  --       (14,300)           --
-----------------------------------------------------------------------------------------------------
Operating income                                                 46,192        57,971        32,242
Interest income                                                  (1,558)         (439)         (481)
Interest expense                                                 28,704        29,986        31,984
-----------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes
  and extraordinary item                                         19,046        28,424           739
Provision for income taxes                                       10,853        12,881         2,116
-----------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before
  extraordinary item                                              8,193        15,543        (1,377)
Income (loss) from discontinued operations
  (less applicable income tax (benefit) provision of $18,080     30,808
  ($3,370) and ($2,192), respectively)                                         (6,069)       (3,994)
-----------------------------------------------------------------------------------------------------
Income (loss) before extraordinary item                          39,001         9,474        (5,371)
Extraordinary item, net of income taxes                          (1,146)       (2,008)           --
-----------------------------------------------------------------------------------------------------
Net income (loss) and comprehensive income (loss)              $ 37,855      $  7,466      $ (5,371)
-----------------------------------------------------------------------------------------------------
Basic earnings per share:
     Income (loss) from continuing operations before
       extraordinary item                                      $   0.83      $   1.59      $  (0.15)
     Income (loss) from discontinued operations                    3.13         (0.62)        (0.40)
     Extraordinary item                                           (0.11)        (0.21)            --
-----------------------------------------------------------------------------------------------------
     Net income (loss) per share                               $   3.85      $   0.76      $  (0.55)
-----------------------------------------------------------------------------------------------------
     Basic weighted average shares outstanding                    9,838         9,761         9,790
-----------------------------------------------------------------------------------------------------
     Diluted earnings per share:
     Income (loss) from continuing operations before
       extraordinary item                                      $   0.81      $   1.58      $  (0.14)
     Income (loss) from discontinued operations                    3.04         (0.62)        (0.41)
     Extraordinary item                                           (0.11)        (0.20)           --
-----------------------------------------------------------------------------------------------------
     Net income (loss) per share                               $   3.74      $   0.76      $  (0.55)
-----------------------------------------------------------------------------------------------------
     Diluted weighted average equivalents and shares
       outstanding                                               10,122         9,856         9,794
-----------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS



(IN THOUSANDS EXCEPT PER SHARE DATA)
-----------------------------------------------------------------------------------------------------
AS OF DECEMBER 31,                                                                  1998         1997
ASSETS:
Cash and cash equivalents                                                        $33,382      $27,884
Accounts receivable, net                                                          55,550       54,722
Inventories                                                                       29,566       30,992
Deferred income tax assets                                                        13,688       13,521
Prepaid expenses and other current assets                                          2,643        2,776
Net assets of discontinued operations                                             37,555           --
-----------------------------------------------------------------------------------------------------
Total current assets                                                             172,384      129,895
Property, plant and equipment, net                                                82,402       84,043
Deferred financing costs and other, net                                            8,809       12,555
Intangible assets, net                                                           229,408      233,760
Net assets of discontinued operations                                                 --      $26,848
-----------------------------------------------------------------------------------------------------
Total assets                                                                    $493,003     $487,101
-----------------------------------------------------------------------------------------------------
LIABILITIES:
Accounts payable                                                                 $19,601      $22,250
Accrued payroll and employee benefits                                             19,281       16,932
Other current liabilities                                                         32,381       27,337
Current maturities of long-term debt and capital lease                             9,039        3,520
-----------------------------------------------------------------------------------------------------
Total current liabilities                                                         80,302       70,039
Long-term debt and capital lease, less current maturities                         49,186       91,603
Senior subordinated notes                                                        182,338      182,691
Deferred income tax liabilities                                                   34,571       36,373
Other long-term liabilities                                                       35,889       35,375
-----------------------------------------------------------------------------------------------------
Total liabilities                                                                382,286      416,081
-----------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
Preferred stock, par $.01, 20,000 shares authorized, none outstanding                 --           --
Common stock, par $.01, 201,000 shares authorized, 9,900 and 9,768
     Issued and outstanding as of December 31, 1998 and 1997, respectively            99           98
     Paid-in capital                                                              56,892       55,066
     Retained earnings                                                            53,741       15,886
     Employee receivables for stock purchase                                         (15)         (30)
-----------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                  110,717       71,020
-----------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                                 $493,003     $487,101
-----------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of the balance sheets.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



(IN THOUSANDS)
-----------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                          1998            1997           1996
OPERATING ACTIVITIES:
Net income (loss)                                              $37,855          $7,466        $(5,371)
(Income) loss from discontinued operations                     (30,808)          6,069          3,994
-----------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                         7,047          13,535         (1,377)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities -
Depreciation                                                    10,579          10,318         10,309
Amortization                                                     9,032           9,810         10,816
Deferred income tax expense (benefit)                            3,023           5,451           (180)
Provision for postretirement benefits                            1,558           1,266            918
Pension termination gain                                        (1,688)             --             --
Reduction of environmental reserves                                 --         (14,300)            --
Extraordinary item, net of income tax                            1,146           2,008             --
Change in continuing operating assets and liabilities:
     Accounts receivable                                          (828)         (9,128)         4,470
     Inventories                                                 1,425          (2,046)         2,982
     Prepaid expenses and other current assets                     507            (359)         9,460
     Accounts payable                                           (2,649)          2,664          5,676
     Accrued payroll and employee benefits                         558             408         (2,429)
     Other assets and liabilities                                2,893           7,991         (5,938)
-----------------------------------------------------------------------------------------------------
     Cash provided by continuing operations                     32,603          27,618         34,707
     INVESTING ACTIVITIES:
     Capital expenditures                                       (8,941)         (6,636)       (11,730)
     Change in restricted cash and other                           141              53            128
-----------------------------------------------------------------------------------------------------
     Cash used in continuing operations                         (8,800)         (6,583)       (11,602)










    The accompanying notes to consolidated financial statements are integral to these statements.

                                        7



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(IN THOUSANDS)
-----------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                          1998            1997           1996
FINANCING ACTIVITIES:
Payments of term loans and capital lease                       (36,899)        (90,170)       (16,812)
Issuance of long-term debt                                          --          82,823             --
Payment of deferred financing costs and other                      521          (3,102)          (747)
-----------------------------------------------------------------------------------------------------
Cash used in continuing operations                             (36,378)        (10,449)       (17,559)
-----------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents from                                    10,586
   continuing operations                                       (12,575)                         5,546
   Net cash (provided to) received from discontinued                                             (584)
   operation                                                    18,073          (1,007)
   Cash and cash equivalents, beginning of year                 27,884          18,305         13,343
-----------------------------------------------------------------------------------------------------
   Cash and cash equivalents, end of year                      $33,382         $27,884        $18,305
-----------------------------------------------------------------------------------------------------

























The accompanying notes to consolidated financial statements are an integral part of these statements.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  ORGANIZATION

Effective June 14, 1999, the name of the Company was changed from Johnstown America Industries, Inc. to Transportation Technologies Industries, Inc., a Delaware company (the Company).

The Company has historically had two operating segments within the transportation industry: truck components, a leading manufacturer of wheel end components, seating, steerable drive axles, gearboxes and other castings for the heavy-duty truck industry; and freight cars, a leading manufacturer and lessor of new and rebuilt freight cars used for hauling coal, intermodal containers, highway trailers, automobiles, agricultural and mining products.

On October 28, 1991, the Company through its wholly owned subsidiary Johnstown America Corporation, (JAC), consummated the purchase of the former Freight Car Division of Bethlehem Steel Corporation . In 1994, the Company began leasing new and used freight cars through its JAIX Leasing Company (JAIX Leasing) subsidiary. The Company completed the acquisition of Truck Components Inc. (TCI) and its subsidiaries (Gunite Corporation, Brillion Iron Works, Inc. and Fabco Automotive Corporation) on August 23, 1995, and Bostrom Seating, Inc. (Bostrom) on January 13, 1995. Operations commenced on October 2, 1995, at the Freight Car Services, Inc. (FCS) facility. In April and May of 1999, the Company made two additional truck component acquisitions, Imperial Group and EMI, respectively (see Note 17).

On June 3, 1999, the Company completed the sale of its freight car operations comprised of three wholly owned subsidiaries - JAC, FCS, and JAIX Leasing to Rabbit Hill Holdings, Inc. (the Buyer). The Company received consideration consisting of approximately $103.9 million in cash, contingent additional consideration of $20 million and a 20 percent equity interest in the Buyer. In addition, the Buyer assumed substantially all of the liabilities of the freight car operations, including $14.4 million of debt. The 20 percent equity interest in the Buyer is comprised of common and preferred stock, some of which is non-voting. Further, the Company's rights with respect to voting and transferability of its equity interest are limited and, in particular, the Company granted a proxy to vote its equity interest to another shareholder of Buyer under certain circumstances. The sale resulted in an estimated pretax gain of $46.8 million after consideration of estimated transaction costs of $4.2 million and a related pension curtailment loss of $0.3 million. The after-tax gain on the disposition of the railcar business of $29.8 million was recorded in the Company's results for the second quarter of 1999. Approximately $2.5 million of additional gain was deferred due to the Company's continuing interest in the Railcar Business. Proceeds from the $20.0 million contingent additional consideration will be recorded as a gain, if and when collected. Also as a result of the sale, approximately $80.0 million of senior bank debt was paid subsequent to the acquisition which resulted in the after-tax write off of $2.2 million of unamortized deferred financing costs.

Revenues of the Railcar Business in 1998, 1997 and 1996 were $532.2 million, $234.3 million and $198.1 million, respectively. Net assets of discontinued operations as of December 31, 1997 included

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

$12.1 million net current liabilities and 38.9 million net long-term assets. Included within the income (loss) from discontinued operations is an allocation of consolidated interest which is not attributable to other operations of the Company. The interest included was $2.1 million, $3.3 million and $1.4 million in 1998, 1997 and 1996, respectively.

The accompanying consolidated financial statements have been recast to reflect the Railcar Business as a discontinued operation. For historical business segment reporting purposes, the Company's financial data related to its Railcar Business was previously reported as the segment, "Freight Car."


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements reflect the application of the following significant accounting policies:

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in the accompanying consolidated financial statements.

CASH EQUIVALENTS
The Company considers all short-term investments with original maturities of three months or less when acquired to be cash equivalents.

INVENTORIES
Inventories are stated at the lower of cost or market. The cost of 26% and 25 % of the Company's inventories as of December 31, 1998 and 1997, respectively, was determined on the first-in, first-out (FIFO) method, with the cost of the remaining inventories, representing certain inventories in the truck components segment, determined on the last-in, first-out method (LIFO). Had all inventories been determined on the FIFO method at December 31, 1998 and 1997, the reported value of such inventories would have been increased by $1.1 million and $0.7 million, respectively.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method by making periodic charges to income over the estimated useful lives of the assets, which are as follows:

---------------------------------------------------------------------

Buildings and improvements                                10-40 years
Machinery and equipment                                    3-12 years
---------------------------------------------------------------------


Property, plant and equipment under capital leases are amortized over the shorter of the estimated useful life of the asset or the term of the lease.

Maintenance and repairs are charged to expense as incurred, while major replacements and

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

improvements are capitalized. The cost and accumulated depreciation of items sold or retired are removed from the property accounts and any gain or loss is recorded currently in the consolidated statements of income.

RESEARCH AND DEVELOPMENT
Costs associated with research and development are expensed as incurred.

INTANGIBLE ASSETS
The excess of purchase costs over amounts allocated to identifiable assets and liabilities of businesses acquired (goodwill) is amortized on the straight-line method over 40 years. Should events or circumstances occur subsequent to the acquisition of a business which bring into question the realizable value or impairment of the related goodwill, the Company will evaluate the remaining useful life and balance of goodwill, and should an impairment be identified, a loss would be recognized to the extent that the carrying value exceeds the fair value. The Company's principle considerations in determining impairment include the strategic benefit to the Company of the particular business as measured by undiscounted current and expected future operating cash flows of that particular business.

Other  intangible   assets,   except  pension  assets,   are  amortized  on  the
straight-line method over their estimated useful lives, which are as follows:

                   Trademarks                         40 years
                   Technologies                       13-40 years
                   Patents                            8 years

ENVIRONMENTAL RESERVES
The Company is subject to comprehensive and frequently changing federal, state and local environmental laws and regulations, and will incur additional capital and operating costs in the future to comply with currently existing laws and regulations, new regulatory requirements arising from recently enacted statutes and possible new statutory enactments. In addition to environmental laws that regulate the Company's ongoing operations, the Company is also subject to environmental remediation liability. It is the Company's policy to provide and accrue for the estimated cost of environmental matters, on a nondiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Such provisions and accruals exclude claims for recoveries from insurance carriers or other third parties.

Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities" was issued in October 1996 and adopted by the Company with minimal impact in 1997. This SOP provides authoritative guidance on specific accounting issues that are present in the recognition, measurement and disclosure of environmental remediation liabilities.

INCOME TAXES
The Company provides for deferred income taxes on differences that arise when items are reported for financial statement purposes in years different from those for income tax reporting purposes in conformance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

Income Taxes."

REVENUE RECOGNITION
Revenue from the continuing operations is recognized when the products are shipped.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS
SFAS No. 130, "Reporting Comprehensive Income" was issued in July 1997. This new pronouncement establishes standards for reporting and display of comprehensive income and its components. There were no other comprehensive income items to report other than net income for 1998, 1997 and 1996.

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" introduces a new model for segment reporting, called the
"management approach." The management approach is based on the way that the chief operating decision maker organizes segments within the company for making operating decisions and assessing performance. The Company's continuing operations comprise a single reporting segment

SFAS No. 132, "Employers' Disclosure about Pensions and other Postretirement Benefits" was issued in February 1998 and was adopted by the Company during 1998. This new pronouncement requires the Company to standardize disclosure for pension and other postretirement benefits. See Note 7.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 and must be adopted by the Company by the year 2000. This new pronouncement will require the Company to record derivatives on the balance sheet as assets or liabilities, measured at fair value and gains or losses resulting from the changes in the values of those derivatives to be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company is evaluating the standard and does not expect it to have a material impact on the financial results or condition of the Company because the use of derivatives at the Company is not significant.

SOP 98-5, "Reporting on Costs of Start-Up Activities" was issued in April 1998 and was adopted by the Company in late 1998. The new pronouncement requires that companies expense the costs of start-up activities as those costs are incurred. Previously, such costs could have been capitalized and amortized and any such unamortized capitalized costs must be expensed upon adoption of the new standard. The adoption of this standard did not have a material impact on the Company's financial position or results of operations.

RECLASSIFICATIONS
Certain reclassifications have been made to prior year amounts to conform to current year presentation.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES


NOTE 3.  DETAIL OF CERTAIN ASSETS AND LIABILITIES

ALLOWANCE FOR DOUBTFUL ACCOUNTS
(IN THOUSANDS)
------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                 1998             1997            1996
Balance at beginning of year           $2,244           $1,883          $1,690
Provision for doubtful accounts           673            1,854             331
Net write-offs                         (1,188)          (1,493)           (138)
------------------------------------------------------------------------------
Balance at end of year                 $1,729           $2,244          $1,883
------------------------------------------------------------------------------

INVENTORIES
(IN THOUSANDS)
------------------------------------------------------------------------------
AS OF DECEMBER 31,                                       1998             1997
Raw materials and purchased components                 $8,575           $9,723
Work in progress and finished goods                    20,991           21,269
------------------------------------------------------------------------------
Inventories                                           $29,566          $30,992
------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
(IN THOUSANDS)

------------------------------------------------------------------------------
AS OF DECEMBER 31,                                       1998             1997
Land                                                   $3,254           $2,962
Buildings and improvements                             19,831           18,872
Machinery and equipment                                88,728           82,142
Construction in progress                                4,841            3,941
------------------------------------------------------------------------------
                                                      116,654          107,917
Accumulated depreciation                               34,252           23,874
------------------------------------------------------------------------------
Property, plant and equipment, net                    $82,402          $84,043
------------------------------------------------------------------------------

INTANGIBLE ASSETS
(IN THOUSANDS)
-----------------------------------------------------------------------------------------------------
                                            ORIGINAL       ACCUMULATED          NET BALANCE
                                                                        -----------------------------
AS OF DECEMBER 31,                              COST      AMORTIZATION           1998          1997
                                       ---------------   ---------------
Excess cost over net assets acquired        $196,813           $16,848       $179,965      $184,885
Trademarks                                    26,988             2,326         24,662        25,360
Technologies                                  20,722             2,735         17,987        18,807
Patents                                        5,878             1,505          4,373         4,708
Pension asset                                  2,421                --          2,421            --
-----------------------------------------------------------------------------------------------------
Intangible assets                           $252,822           $23,414       $229,408      $233,760



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES


OTHER CURRENT LIABILITIES
(IN THOUSANDS)
-----------------------------------------------------------------------------
AS OF DECEMBER 31,                                 1998               1997
Accrued interest                                 $8,489             $9,011
Accrued workers' compensation                     2,626               2074
Current portion of postretirement
  and pension benefit reserves                    3,000               3655
  Accrued warranty                                  818                667
  Other                                          17,448             11,930
-----------------------------------------------------------------------------
  Other current liabilities                     $32,381            $27,337
-----------------------------------------------------------------------------

OTHER LONG-TERM LIABILITIES
(IN THOUSANDS)
-----------------------------------------------------------------------------
AS OF DECEMBER 31,                                 1998               1997
Postretirement and pension benefit reserves     $20,985            $19,962
Environmental reserves                            9,904             10,402
Other                                             5,000              5,011
-----------------------------------------------------------------------------
Other long-term liabilities                     $35,889            $35,375
-----------------------------------------------------------------------------


NOTE 4.  SHAREHOLDERS' EQUITY

(IN THOUSANDS)
-----------------------------------------------------------------------------------------------------
                                       COMMON      PAID-IN     RETAINED       EMPLOYEE
                                        STOCK      CAPITAL     EARNINGS    RECEIVABLES        TOTAL
                                    -----------  -----------  ----------- --------------  -----------
Balance-December 31, 1995                 $98      $55,015      $13,791           $(30)     $68,874
Options exercised                          --           34           --             --           34
Net loss for year                          --           --       (5,371)            --       (5,371)
-----------------------------------------------------------------------------------------------------
Balance-December 31, 1996                  98       55,049        8,420            (30)      63,537
Options exercised                          --           17           --             --           17
Net income for year                        --           --        7,466             --        7,466
-----------------------------------------------------------------------------------------------------
Balance-December 31, 1997                  98       55,066       15,886            (30)      71,020
Collection of employee receivables         --           --           --             15           15
Options exercised                           1        1,512           --             --        1,513
Common stock issued                        --          314           --             --          314
Net income for year                        --           --       37,855             --       37,855
-----------------------------------------------------------------------------------------------------
Balance-December 31, 1998                 $99      $56,892      $53,741           $(15)    $110,717
-----------------------------------------------------------------------------------------------------

COMMON AND PREFERRED STOCK
The Company authorized 200,000,000 shares of Common Stock (voting), 1,000,000 shares of Class B Common Stock (non-voting) and 20,000,000 shares of preferred stock. No Class B Common Stock or preferred stock has been issued.

In October 1995, the Board of Directors of the Company adopted a Shareholder Rights Plan and

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

declared a dividend of one right ("Right") for each outstanding share of the Company's common stock held by shareholders of record on October 16, 1995. When exercisable, each Right entitles shareholders of record to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $32.00, subject to certain adjustments. The Company authorized 20,000 shares of such stock pursuant to this plan. The Rights will become exercisable, and will trade separately from the common stock, only if a person or group acquires 15% or more of the Company's outstanding common stock or commences a tender or exchange offer that would result in that person or group owning 15% or more of the Company's outstanding common stock. Subsequently, upon the occurrence of certain events, holders of Rights will be entitled to purchase common stock of the Company or a third-party acquiror at an amount equal to twice the Right's exercise price. Until the Rights become exercisable, they may be redeemed at the Company's option at a price of one cent per Right. The Rights expire on October 4, 2005.


NOTE 5. LONG-TERM DEBT Long-term debt consisted of the following:

(IN THOUSANDS)
------------------------------------------------------------------------------
AS OF DECEMBER 31,                                       1998          1997
Revolving credit line                                $   --        $    --
Tranche B term loan                                    56,632        93,340
Capital lease                                           1,593         1,783
------------------------------------------------------------------------------
Total debt                                             58,225        95,123
Current maturities                                     (9,039)       (3,520)
------------------------------------------------------------------------------
Long-term debt                                        $49,186       $91,603
------------------------------------------------------------------------------

Maturities of long-term debt, before the bank refinancing described below, was as follows:

(IN THOUSANDS)
------------------------------------------------------------
AS OF DECEMBER 31, 1998
1999                                                $9,039
2000                                                 8,274
2001                                                11,632
2002                                                14,888
2003                                                13,734
Thereafter                                             658
------------------------------------------------------------

SENIOR BANK FACILITIES
The Company entered into a credit facility (Senior Bank Facilities) on August 23, 1995. The revolving credit line portion of the Senior Bank Facilities provided for up to $75 million of outstanding

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

borrowings and letters of credit, limited by the level of eligible accounts receivable and inventories. As of December 31, 1998, availability under the revolving credit line, after consideration of outstanding letters of credit of $14.1 million, was $60.9 million.

At the Company's election, interest rates per annum for the revolving credit line were fluctuating rates of interest measured by reference to either (a) an adjusted London inter-bank offered rate (LIBOR) plus a borrowing margin or (b) an alternate base rate (ABR) plus a borrowing margin. Such borrowing margins ranged between 1.50% and 2.50% for LIBOR loans and between 0.50% and 1.50% for ABR loans, fluctuating within each range in 0.25% increments based on the Company achieving certain financial results. Interest rates per annum applicable to Tranche B term loan were either (a) LIBOR plus a margin of 3.00% or (b) ABR plus 2.00%. Additionally, various fees related to unused commitments, letters of credit and administration of the facility were incurred by the Company. As of December 31, 1998 and 1997, the weighted average interest rate of all outstanding loans under the Senior Bank Facilities was 8.84% and 9.01%, respectively. Borrowings under the Senior Bank Facilities were guaranteed by each of the Company's subsidiaries other than JAIX Leasing (the Guarantor Subsidiaries) and were secured by the assets and stock of the Company and its Guarantor Subsidiaries. During 1998, the Company prepaid $35 million of the Tranche B loan and during 1997, the Company retired the Tranche A loan in conjunction with the issuance of debt described in Note 6. As a result of these prepayments, the Company recorded extraordinary charges, net of income taxes, of $1.1 million and $2.0 million in 1998 and 1997, respectively, representing the non-cash writeoff of related unamortized deferred financing costs. The revolving credit line was scheduled to mature on March 31, 2002 and the Tranche B Term Loan was scheduled to mature on March 31, 2003.

The Senior Bank Facilities contained various financial covenants including capital expenditure limitations, maximum leverage ratio, interest coverage ratio, and minimum net worth. It also restricted the Company from paying dividends, repurchasing common stock and making other distributions in certain circumstances.

On April 29, 1999, the then outstanding balance of the Tranche B term loan was repaid and the facility was terminated in connection with the new Senior Bank Credit Facility entered into in conjunction with a subsequent acquisition (see
Note 17).

OTHER
During 1997, the Company entered into various interest rate contracts to fix a portion of the cost of its variable rate Senior Bank Facilities. These contracts limit the effect of market fluctuations on the interest cost of floating rate debt. The notional principal amounts outstanding covering the current period on the interest rate contracts were $25 million and $75 million as of December 31, 1998 and 1997, respectively. The fixed rates of interest on these contracts were 6.14% as of December 31, 1998 and ranged from 5.98% to 6.32% as of December 31, 1997. The remaining contract matures in August 2000. The impact of fixed versus variable interest rates is recorded as incurred, as a component of interest expense. Costs associated with obtaining the Senior Bank Facilities, the Senior Subordinated Notes described in Note 6 and other indebtedness aggregated to $8.7 million as of December 31, 1998.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

Such costs are amortized over the term of the related debt. Amortization of deferred financing costs amounted to $1.9 million, $2.2 million and $3.2 million for the years ended December 31, 1998, 1997, and 1996, respectively. As of December 31, 1998 and 1997, accumulated amortization of such costs was $4.3 million and $4.0 million, respectively. Additional deferred financing costs were incurred and some were written off when the Senior Bank Facilities were refinanced (see Note 17).


NOTE 6.  SENIOR SUBORDINATED NOTES

In conjunction with the acquisition of TCI, the Company issued $100 million of Senior Subordinated Notes which are due August 15, 2005. In 1997, the Company issued $80 million of additional notes due August 15, 2005 (collectively, the Notes) with substantially identical terms to the already outstanding notes at a $3.6 million premium, for an effective rate of 10.8%. These Notes have an interest rate of 11.75% per annum and are guaranteed on a unsecured, senior subordinated joint and several basis by each of the Guarantor Subsidiaries. Pursuant to the settlement of separate interest rate contracts in effect when each portion of the Notes was issued, the Company realized a $0.8 million loss and a $2.6 million gain upon the 1997 and 1995 issuances, respectively. The gain and the loss are being amortized as an offset to interest expense over the term of the Notes. The Notes have customary covenants including restrictions on incurrence of additional indebtedness, payment of dividends and redemption of capital stock. The Notes are subordinated to all indebtedness under the Senior Bank Facilities and cross-default provisions do exist. Except in certain limited circumstances, the Notes are not subject to optional redemption by the Company prior to August 15, 2000, and thereafter are subject to optional redemption by the Company at declining redemption premiums. Upon the occurrence of a change in control (as defined), the Company is required to offer to repurchase the Notes at a price equal to 101% of the principal amount thereof plus accrued interest.

The Company's future operating performance and ability to service or refinance the Notes and to extend or refinance its bank credit facilities will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.


NOTE 7.  EMPLOYEE BENEFIT PLANS

PENSION BENEFITS
Certain of the Company's subsidiaries have qualified, defined benefit plans covering substantially all of their employees. Company contributions to the plans were made based upon the minimum amounts required under the Employee Retirement Income Security Act. The plans' assets are held by independent trustees and consist primarily of equity and fixed income securities.

Following the acquisition of TCI, a certain TCI plan was frozen and was replaced with a defined contribution plan. The Company, after consideration of previously unrecognized amounts, recognized a $1.7 million non-cash gain on the termination of the plan in 1998.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

POSTRETIREMENT BENEFITS
The Company provides health care benefits for certain salaried and hourly retired employees. Employees may become eligible for health care benefits if they retire after attaining specified age and service requirements. These benefits are subject to deductibles, co-payment provisions and other limitations.

The Company does not offer any other significant postretirement benefits. The following table sets forth the plans' funded status:

(IN THOUSANDS)
---------------------------------------------------------------------------------------------------------
                                                      PENSION BENEFITS         POSTRETIREMENT BENEFITS
                                                  -------------------------------------------------------
AS OF DECEMBER 31,                                       1998          1997         1998          1997
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year               $12,165       $ 9,997      $14,647       $14,275
Service cost                                              418           325          425           365
Interest cost                                             620           674        1,135         1,081
Plan amendment                                            878            --           --            --
Actuarial loss                                            217           587        1,873          (200)
Settlement gain                                        (1,688)           --           --            --
Benefits paid                                          (4,943)         (318)      (1,301)         (874)
---------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                      $7,667       $11,265      $16,779       $14,647
---------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year         $8,220       $ 6,571     $     --     $      --
Actual return on plan assets                              675         1,197           --            --
Employer contribution                                   1,938           768           --            --
Benefits paid                                          (4,943)         (318)          --            --
---------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year               $5,890       $ 8,218     $     --     $      --
---------------------------------------------------------------------------------------------------------

Benefit obligation in excess of plan assets           $(1,777)      $(3,047)    $(16,779)    $ (14,647)
Unrecognized net gain                                    (272)         (647)       1,279          (560)
Unrecognized prior service cost                           686            --           --            --
---------------------------------------------------------------------------------------------------------
Net amount recognized                                 $(1,363)      $(3,694)    $(15,482)    $ (15,207)
---------------------------------------------------------------------------------------------------------

RECOGNIZED IN BALANCE SHEET
Accrued benefit obligation                            $(1,777)      $(3,694)    $(15,482)     $(15,207)
Intangible asset                                          414            --           --            --
---------------------------------------------------------------------------------------------------------
Net amount recognized                                 $(1,363)      $(3,694)    $(15,482)     $(15,207)
---------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate                                             6.75%         7.00%        6.85%         7.10%
Expected return on plan assets                            9.00%         9.00%         --            --
Rate of compensation increase                        3.00-4.00%    3.00-4.00%         --            --
---------------------------------------------------------------------------------------------------------


          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

For measurement purposes, a 7.50% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998 decreasing gradually to an ultimate rate of 4.25% by the year 2004.

The Company recognized a minimum pension liability for underfunded plans. The minimum liability is equal to the excess of the accumulated benefit obligation over the fair market value of plan assets. A corresponding amount is recognized as an intangible asset. In addition to the above, the Company retained certain pension and related postretirement obligations of the Railcar Business aggregating to $6.7 million (with a $2.0 million intangible asset) as of the Railcar Business sales date.

COMPONENTS OF NET PERIODIC BENEFIT COST
(IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------
                                                    PENSION BENEFITS           POSTRETIREMENT BENEFITS
                                              ------------------------------- -----------------------------
YEARS ENDED DECEMBER 31,                         1998      1997       1996       1998      1997     1996
Service cost                                     $418      $325       $473       $425      $365     $854
Interest cost                                     620       674        623      1,135     1,081    1,340
Expected return on plan assets                   (605)   (2,433)      (483)        --        --       --
Amortization of unrecognized gains and
  losses                                           --     1,807        (27)        16        --     (183)
  Amortization of unrecognized prior service
  cost                                             31        14         --         --        --       --
-----------------------------------------------------------------------------------------------------------
  Net periodic benefit cost                      $464      $387       $586     $1,576    $1,446   $2,011
-----------------------------------------------------------------------------------------------------------

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(IN THOUSANDS)
--------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1998                                            1-PERCENTAGE-        1-PERCENTAGE-
                                                                  POINT INCREASE       POINT DECREASE
                                                                ----------------------------------------
Effect on total of service and interest cost                                $304                $(257)

Effect on postretirement benefit obligation                                2,705               (2,341)
--------------------------------------------------------------------------------------------------------

DEFINED CONTRIBUTION PLANS
Certain  of  the  Company's   subsidiaries  also  maintain  qualified,   defined
contribution  plans which provide  benefits to their employees based on employee contributions,  years  of  service,  employee  earnings  or  certain  subsidiary earnings, with discretionary  contributions allowed.  Expenses relating to these plans,  excluding the Railcar Business were $3.1 million,  $2.9 million and $2.8 million for the years 1998, 1997 and 1996, respectively.




                                       19



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 8.  INCOME TAXES

The provision for income taxes from continuing  operations before  extraordinary item includes current and deferred components as follows:

(IN THOUSANDS)
--------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                              1998          1997         1996
Current taxes:
Federal                                                             $5,054        $6,172        2,120
State                                                                2,776         1,258          176
--------------------------------------------------------------------------------------------------------
                                                                     7,830         7,430        2,296
--------------------------------------------------------------------------------------------------------
Deferred taxes                                                       3,023         5,451         (180)
--------------------------------------------------------------------------------------------------------
Provision for income taxes from continuing
  operations before extraordinary item                             $10,853       $12,881       $2,116
--------------------------------------------------------------------------------------------------------

The provision (benefit) for income taxes before extraordinary item differs from the amounts computed by applying the federal statutory rate as follows:

(IN THOUSANDS)
--------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                                1998          1997         1996
Income taxes at federal statutory rate                                   35.0%         35.0%        34.0%
State income taxes, net of federal benefit                               10.3           5.2         20.9
Nondeductible amortization expense                                        9.0           6.1        231.8
Other, net                                                                2.7          (1.0)         0.1
--------------------------------------------------------------------------------------------------------
Effective income tax rate                                                57.0%         45.3%       286.4%
--------------------------------------------------------------------------------------------------------

Components of deferred tax benefits (obligations) consist of the following and include components related to the Railcar Business because the Company retained such balances upon the Railcar Business sale:

(IN THOUSANDS)
---------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31,                                          1998                        1997
                                                  -------------------------------------------------------
                                                     BENEFITS     OBLIGATIONS   BENEFITS   OBLIGATIONS
                                                  -------------------------------------------------------
Postretirement and pension benefit reserves           $12,458        $     --    $12,042      $     --
Environmental reserve                                   4,155              --      4,388            --
Accrued workers' compensation reserve                   1,862              --      1,721            --
Warranty reserve                                        2,924              --      1,500            --
Alternative minimum tax credit carryforward                --              --      2,110            --
Property, plant and equipment                              --         (26,487)        --       (27,674)
Trademarks and technologies                                --         (18,339)        --       (19,061)
Inventories                                                --          (2,412)        --        (2,818)
Other                                                   8,375          (3,419)     7,487        (2,547)
---------------------------------------------------------------------------------------------------------
Deferred tax benefits (obligations)                   $29,774        $(50,657)   $29,248      $(52,100)
---------------------------------------------------------------------------------------------------------


                                       20



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES



In the consolidated balance sheets, these deferred benefits and deferred obligations are classified as deferred income tax assets or deferred income tax liabilities, based on the classification of the related liability or asset for financial reporting. A deferred tax asset or liability that is not related to an asset or liability for financial reporting, including deferred tax assets related to carry forwards, are classified according to the expected reversal date of the temporary difference as of the end of the year. Tax credit carry forwards primarily consist of alternative minimum taxes, which can be carried forward indefinitely, and certain state tax net operating losses which all relate to the Railcar Business subject to various limitations which expire, if unused, in 1999 through 2007 under the current tax laws. A valuation allowance of $1.0 million and $0.3 million as of December 31, 1998 and 1997, has been recorded to offset these state tax credit carry forwards. As of December 31, 1998 and 1997, no other valuation allowances are deemed necessary as management expects to realize all other deferred benefits as future tax deductions.


NOTE 9.  STOCK OPTION PLANS

The Company maintains a Stock Option Plan (the Option Plan) for management and nonaffiliated directors of the Company and has reserved 989,000 shares of common stock for issuance under such plan. Options are granted to management at the discretion of the Company's directors and pursuant to an option program for nonaffiliated Company directors. Options granted under the Option Plan generally have an exercise price equal to the closing market value of the Company's common stock as of the date of grant, and become exercisable under various vesting periods of up to three years.

Certain information regarding stock options issued by the Company is summarized below:

(SHARES IN THOUSANDS)
---------------------------------------------------------------------------------------------------------
                                                        OUTSTANDING                    EXERCISABLE
                                                ---------------------------------------------------------
                                                                   WTD. AVG.                    WTD. AVG.
                                                     SHARES       EXER. PRICE      SHARES     EXER. PRICE
December 31, 1995                                       583            $11.79        277           $11.18
Issued                                                  178              4.82
Exercised                                               (14)             2.50
Canceled                                                (74)            12.17
---------------------------------------------------------------------------------------------------------
December 31, 1996                                       673             10.10        472            10.82
Issued                                                  209              6.54
Exercised                                               (10)             2.79
Canceled                                                (50)            15.40
---------------------------------------------------------------------------------------------------------
December 31, 1997                                       822              8.94        651             9.74
Issued                                                   72             15.35
Exercised                                              (102)             6.57
---------------------------------------------------------------------------------------------------------
December 31, 1998                                       792             $9.79        670            $9.62
---------------------------------------------------------------------------------------------------------




                                       21



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

(SHARES IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31,                                  Outstanding                        Exercisable
1998
                                         --------------------------------------------------------------------
                                                      Wtd. Avg      Wtd. Avg.                      Wtd. Avg.
Range of Exercise Prices         Shares        Remaining Years    Exer. Price         Shares     Exer. Price
----------------------------  ---------- ----------------------  -------------  -------------  --------------
$2.50 - $11.13                      543                   7.42   $       6.41          469     $        6.25
12.13 - 25.63                       249                   6.71          17.18          201             17.47
-------------------------------------------------------------------------------------------------------------

The Company measures  compensation  cost under the intrinsic value based method.
Had compensation expense been determined under the fair value based method pro forma net income and diluted earnings per share would have been as follows:

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
-----------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31                                          1998              1997              1996
Pro forma net income (loss)                               $      37.7       $       6.9       $      (6.1)
Pro forma diluted earnings (loss) per share                      3.73              0.70             (0.62)



The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model assuming an expected life of 10 years, a zero dividend yield and the following weighted average assumptions:

--------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                          1998               1997               1996
Risk free interest rate                                           5.3%               6.3%               7.1%
Volatility rate                                                  60.9%              64.9%              56.6%
--------------------------------------------------------------------------------------------------------------


NOTE 10.  ENVIRONMENTAL MATTERS

The Company is subject to comprehensive and frequently  changing federal,  state and local environmental laws and regulations,  and will incur additional capital and  operating  costs in the future to comply with  currently  existing laws and regulations,  new regulatory requirements arising from recently enacted statutes and possible new statutory  enactments.  In addition to environmental  laws that regulate the Company's  subsidiaries' ongoing operations,  the subsidiaries also
are  subject  to  environmental   remediation   liability.   Under  the  federal
Comprehensive  Environmental  Response,  Compensation and Liability Act (CERCLA)
and analogous state laws, the Company's  subsidiaries  may be liable as a result
of  the  release  or  threatened  release  of  hazardous   substances  into  the
environment.  The  Company's  subsidiaries  are  currently  involved  in several matters relating to the investigation  and/or remediation of locations where the subsidiaries have arranged for the disposal of foundry and other wastes.

Such matters  include five  situations in which the Company,  through certain of its truck components segment businesses and their predecessors,  have been named
or  are  believed  to  be   Potentially   Responsible   Parties  (PRPs)  in  the
contamination of the sites. Additionally, environmental remediation

                                       22



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

may be required at two of the truck components segment facilities at which soil and groundwater contamination has been identified.

The Company believes that it has valid claims for contractual indemnification against prior owners for certain of the investigatory and remedial costs at each of the above mentioned sites. As a result of a private party settlement of certain pending litigation with a prior owner of Gunite, TCI and Gunite will not be responsible (through a contractual undertaking by the former owner) for certain liabilities and costs resulting from Gunite's waste disposal prior to the acquisition of Gunite by TCI in September 1987 at certain of such sites. The
Company has been notified, however, by certain other contractual indemnitors that they will not honor future claims for indemnification. Accordingly, the Company is litigating indemnification claims and there is no assurance that even if successful in any such claims, any judgments against the indemnitors will ultimately be recoverable. In addition, the Company believes it is likely that it has incurred some liability at various sites for activities and disposal following acquisition which would not in any event be covered by indemnification by prior owners.

As of December 31, 1998, the Company has a $10.7 million environmental  reserve.
This reserve is based on current cost estimates and does not reduce estimated expenditures to net present value. The Company currently anticipates spending approximately $0.8 million per year in 1999 through 2003 for monitoring the various environmental sites associated with the environmental reserve, including attorney and consultant costs for strategic planning and negotiations with regulators and other PRPs, and payment of remedial investigation costs. These sites are generally in the early investigatory stages of the remediation process and thus it is anticipated that significant cash payments for remediation will not be incurred for at least several years. After the evaluation and investigation period, the investigation and remediation costs will likely increase because the actual remediation of the various environmental sites associated with the environmental reserve will likely be under way. Any cash expenditures required by the Company or its subsidiaries to comply with applicable environmental laws and/or to pay for any remediation efforts will not be reduced or otherwise affected by the existence of the environmental reserve.
Due to the early stage of investigation of many of the sites and potential remediations referred to above, there are significant uncertainties as to waste quantities involved, the extent and timing of the remediation which will be required, the range of acceptable solutions, costs of remediation and the number of PRPs contributing to such costs. Based on all of the information presently available to it, the Company believes that the environmental reserve will be adequate to cover its future costs related to the sites associated with the environmental reserve, and that any additional costs will not have a material adverse effect on the financial condition or results of operations of the Company. However, the discovery of additional sites, the modification of existing laws or regulations, the imposition of joint and several liability under CERCLA or the uncertainties referred to above could result in such a material adverse effect.





                                       23



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 11.  CONTINGENCIES

The Company is involved in certain threatened and pending legal proceedings including workers' compensation claims arising out of the conduct of its businesses. In the opinion of management, the ultimate outcome of such legal proceedings will not have a material adverse effect on the financial position or results of operations of the Company.

Additionally, the Company is involved in various warranty and repair claims with its customers as a normal course of business. In the opinion of management, accrued warranty costs relating to these obligations are adequate.


NOTE 12.  COMMITMENTS

The Company leases certain real property and equipment under long-term leases expiring at various dates through 2032. The leases generally contain specific renewal or purchase options at the then fair market value.

Future minimum lease payments  excluding  those payments  related to the Railcar
Business at December 31, 1998, are as follows:

(IN THOUSANDS)
--------------------------------------------------------------------------------------------------------
                                                                  CAPITAL LEASE      OPERATING LEASES
                                                             --------------------- ---------------------
1999                                                                       $395                $4,888
2000                                                                        395                 2,579
2001                                                                        395                 1,742
2002                                                                        281                 1,192
2003                                                                        125                   819
Thereafter                                                                2,003                 2,215
--------------------------------------------------------------------------------------------------------
Total minimum lease payments                                              3,594               $13,435
Less: Amount representing interest                                        2,001
--------------------------------------------------------------------------------------------------------
Present value of minimum lease payments                                   1,593
Less: Current portion of obligation under capital lease                     212
--------------------------------------------------------------------------------------------------------
Noncurrent obligation under capital lease                                $1,381
--------------------------------------------------------------------------------------------------------

While the Company is liable for maintenance, insurance and similar costs under most of its leases, such costs are not included in the future minimum lease payments.

The Company assumed the capital lease in its acquisition of TCI. The related asset balance of $1.9 million is included as a component of buildings and improvements. Accumulated depreciation of this asset was $0.4 million and $0.3 million as of December 31, 1998 and 1997, respectively.


                                       24



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

Total rental expense, of continuing operations, for the years 1998, 1997 and 1996 amounted to $3.6 million, $3.2 million and $0.7 million, respectively.


NOTE 13.  UNAUDITED QUARTERLY INFORMATION

(IN MILLIONS, EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------------
1998                                                    FIRST         SECOND         THIRD        FOURTH
                                                      QUARTER        QUARTER       QUARTER       QUARTER
                                                ---------------------------------------------------------
Total revenue                                          $113.8         $109.0        $105.7        $105.0
Gross profit                                             22.9           21.9          22.7          22.2
Income from continuing operations                         1.0            1.9           2.3           2.4
  after extraordinary item
  Net income                                             14.0            6.2           8.0           9.7
  Diluted earnings per share                             1.40           0.61          0.78          0.96
---------------------------------------------------------------------------------------------------------


  1997                                                  FIRST         SECOND         THIRD        FOURTH
                                                      QUARTER        QUARTER       QUARTER       QUARTER
                                                ---------------------------------------------------------
  Total revenue                                        $101.4         $109.3        $102.7        $102.5
  Gross profit                                           20.5           21.7          21.3          22.7
  Income from continuing operations
  after extraordinary item                                1.5            1.5           8.2           1.8
  Net income (loss)                                      (1.9)          (0.5)          8.1           1.8
  Diluted earnings (loss) per share                     (0.19)         (0.05)         0.83          0.18
---------------------------------------------------------------------------------------------------------


NOTE 14.  GUARANTOR SUBSIDIARIES

The Notes are fully and unconditionally guaranteed on an unsecured, senior subordinated, joint and several basis by each of the Guarantor Subsidiaries. The following condensed consolidating financial data illustrate the composition of the Parent Company, Guarantor Subsidiaries, and JAIX Leasing. Separate complete financial statements of the respective Guarantors Subsidiaries would not provide additional information which would be useful in assessing the financial composition of the Guarantor Subsidiaries and thus are not presented.

As described in Note 1, the Company sold its Railcar Business effective June 3, 1999. The non- guarantor subsidiary, JAIX Leasing, along with two guarantor subsidiaries JAC and FCS, were part of the Railcar Business. The operations of the Railcar Business have been reflected as discontinued operations in the accompanying consolidated financial statements for all years presented: however, the following data, for clarity, has not been restated.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

Investments in subsidiaries are accounted for by the Parent Company on the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are, therefore, reflected in the Parent Company's investment accounts and earnings. The principal elimination entries eliminate the Parent Company's investment in subsidiaries and intercompany balances and transactions.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES



                      CONDENSED CONSOLIDATING BALANCE SHEET

(IN MILLIONS)
------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1998                           PARENT    GUARANTOR       JAIX
                                                 COMPANY   SUBSIDIARIES    LEASING  ELIMINATIONS CONSOLIDATED
Cash and cash equivalents                          $47.4       $(13.5)        $5.2     $  --          $39.1
Accounts receivable, net                             --          81.3          0.4        --           81.7
Inventories                                          --          66.7          --         --           66.7
Prepaid expenses and other                           3.1         12.0          1.1        --           16.2
------------------------------------------------------------------------------------------------------------
Total current assets                                50.5        146.5          6.7        --          203.7
Property, plant and equipment, net                   2.4        114.4         18.2        (0.3)       134.7
Other assets                                       168.1        238.5          0.3      (160.9)       246.0
------------------------------------------------------------------------------------------------------------
Total assets                                      $221.0       $499.4        $25.2     $(161.2)      $584.4
------------------------------------------------------------------------------------------------------------
Accounts payable                                  $  --         $65.4         $0.2     $  --         $ 65.6
Other current liabilities                          (16.0)        93.9          2.4        --           80.3
------------------------------------------------------------------------------------------------------------
Total current liabilities                          (16.0)       159.3          2.6        --          145.9
Noncurrent liabilities                               --          78.8          3.5        --           82.3
Long-term debt, less
  current maturities and intercompany
  advances (receivables)                           126.3        110.5          8.7        --          245.5
Total shareholders' equity                         110.7        150.8         10.4      (161.2)       110.7
------------------------------------------------------------------------------------------------------------
Total liabilities and
  shareholders' equity                            $221.0       $499.4        $25.2     $(161.2)      $584.4
------------------------------------------------------------------------------------------------------------



                   CONDENSED CONSOLIDATING STATEMENT OF INCOME

(IN MILLIONS)
------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998                      PARENT    GUARANTOR        JAIX
                                                 COMPANY   SUBSIDIARIES    LEASING   ELIMINATIONS  CONSOLIDATED
Total revenue                                     $ --         $957.8         $8.3      $ --         $966.1
Cost of sales                                       --          821.0          4.9        --          825.9
------------------------------------------------------------------------------------------------------------
Gross profit                                        --          136.8          3.4        --          140.2
Selling, general, administrative
  and amortization expenses                          1.2         59.5          0.9        --           61.6
Gain on sale of leased freight cars                 --           --           (1.2)       --           (1.2)
Patent lawsuit settlement                           --           (1.7)        --          --           (1.7)
Pension termination gain                            --          (16.8)        --          --          (16.8)
------------------------------------------------------------------------------------------------------------
Operating income (loss)                             (1.2)        95.8          3.7        --           98.3
Interest expense, net                               12.6         16.9          0.9        --           30.4
Equity (earnings) of subsidiaries                  (47.4)        --           --          47.4         --
Provision (benefit) for income taxes                (5.4)        33.2          1.1        --           28.9
------------------------------------------------------------------------------------------------------------
Net income (loss) before
  extraordinary item                                39.0         45.7          1.7       (47.4)        39.0
Extraordinary item, net of tax                      (1.1)        --           --          --           (1.1)
------------------------------------------------------------------------------------------------------------
Net income (loss)                                 $ 37.9       $ 45.7         $1.7      $(47.4)       $37.9
------------------------------------------------------------------------------------------------------------


                                       27



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


(IN MILLIONS)
------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998                   PARENT     GUARANTOR        JAIX
                                              COMPANY    SUBSIDIARIES     LEASING   ELIMINATIONS CONSOLIDATED
Cash flows from (used for)
  operating activities                         $(29.6)        $82.4         $3.9    $     --          $56.7
------------------------------------------------------------------------------------------------------------
Cash flows from (used for) investing activities:
Capital expenditures                             (0.1)        (11.4)        --            --          (11.5)
Leasing business asset additions                  --            --          (4.9)         --           (4.9)
Proceeds from sale of leased assets               --            --          24.3          --           24.3
Changes in restricted
  cash/other                                      0.2          (0.1)        --            --            0.1
------------------------------------------------------------------------------------------------------------
Cash flows from (used for)
  investing activities                            0.1         (11.5)        19.4          --            8.0
------------------------------------------------------------------------------------------------------------
Cash flows from (used for)
financing activities:
Payments of term loans and
  capital lease                                 (36.7)         (0.2)        --            --          (36.9)
Net payments of JAIX
  Leasing debt                                    --            --         (20.0)         --          (20.0)
Intercompany advances                            88.0         (88.0)        --            --           --
Payment of deferred financing
  costs and other                                 0.5           --          (0.1)         --            0.4
------------------------------------------------------------------------------------------------------------
Cash flows from (used for)
financing  activities                            51.8         (88.2)       (20.1)         --          (56.5)
Net increase (decrease) in cash
and cash equivalents                             22.3         (17.3)         3.2          --            8.2
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
  beginning of year                              25.1           3.8          2.0          --           30.9
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
  end of year                                   $47.4        $(13.5)        $5.2$   $     --          $39.1
------------------------------------------------------------------------------------------------------------





                                       28



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATING BALANCE SHEET

(In millions)
------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1997                          PARENT    GUARANTOR        JAIX
                                                COMPANY   SUBSIDIARIES     LEASING  ELIMINATIONS  CONSOLIDATED
Cash and cash equivalents                         $25.1         $3.8         $2.0      $  --          $30.9
Accounts receivable, net                           --           60.5         --           --           60.5
Inventories                                        --           58.7         --           --           58.7
Prepaid expenses and other                          2.6         13.9          1.0         --           17.5
------------------------------------------------------------------------------------------------------------
Total current assets                               27.7        136.9          3.0         --          167.6
Property, plant and equipment, net                  2.6        117.3         36.9         (0.3)       156.5
Other assets                                      124.7        242.8          0.8       (113.6)       254.7
------------------------------------------------------------------------------------------------------------
Total assets                                     $155.0       $497.0        $40.7      $(113.9)      $578.8
------------------------------------------------------------------------------------------------------------
Accounts payable                                   $0.5        $54.7        $--        $  --          $55.2
Other current liabilities                           2.7         60.2          0.5         --           63.4
------------------------------------------------------------------------------------------------------------
Total current liabilities                           3.2        114.9          0.5         --          118.6
Noncurrent liabilities                             --           78.2          3.5         --           81.7
Long-term debt, less
  current maturities and intercompany
  advances (receivables)                           80.8        198.8         27.9         --          307.5
Total shareholders' equity                         71.0        105.1          8.8       (113.9)        71.0
------------------------------------------------------------------------------------------------------------
Total liabilities and
  shareholders' equity                           $155.0       $497.0        $40.7      $(113.9)      $578.8
------------------------------------------------------------------------------------------------------------



                   CONDENSED CONSOLIDATING STATEMENT OF INCOME

(In millions)
------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997                   PARENT     GUARANTOR        JAIX
                                              COMPANY    SUBSIDIARIES     LEASING  ELIMINATIONS  CONSOLIDATED
Total revenue                                 $  --          $642.8         $7.6        $ --         $650.4
Cost of sales                                    --           552.4          4.0          --          556.4
------------------------------------------------------------------------------------------------------------
Gross profit                                     --            90.4          3.6          --           94.0
Selling, general, administrative
  and amortization expenses                       1.1          53.5          0.1          --           54.7
Gain on sale of leased freight cars              --            --           (0.8)         --           (0.8)
Reduction of environmental reserves              --           (14.3)        --            --          (14.3)
------------------------------------------------------------------------------------------------------------
Operating income (loss)                          (1.1)         51.2          4.3          --           54.4
Interest expense, net                            12.3          20.9          2.2          --           35.4
Equity (earnings) of subsidiaries               (17.6)         --           --            17.6         --
Provision (benefit) for income taxes             (5.3)         14.2          0.6          --            9.5
------------------------------------------------------------------------------------------------------------
Net income (loss) before
  extraordinary item                              9.5          16.1          1.5         (17.6)         9.5
Extraordinary item, net of tax                   (2.0)         --           --            --           (2.0)
------------------------------------------------------------------------------------------------------------
Net income (loss)                                $7.5         $16.1         $1.5        $(17.6)        $7.5
------------------------------------------------------------------------------------------------------------


                                       29



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(IN MILLIONS)
------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997                   PARENT     GUARANTOR        JAIX
                                              COMPANY    SUBSIDIARIES     LEASING  ELIMINATIONS  CONSOLIDATED
Cash flows from (used for)
  operating activities                          $(5.2)        $29.5         $2.4    $     --          $26.7
------------------------------------------------------------------------------------------------------------
Cash flows from (used for) investing activities:
Capital expenditures                             (0.1)         (8.2)        --            --           (8.3)
Leasing business asset additions                 --            --          (27.6)         --          (27.6)
Proceeds from sale of leased assets               3.1          --            7.1          --           10.2
Changes in restricted
  cash/other                                     --             0.6         --            --            0.6
------------------------------------------------------------------------------------------------------------
Cash flows from (used for)
  investing activities                            3.0          (7.6)       (20.5)         --          (25.1)
------------------------------------------------------------------------------------------------------------
Cash flows from (used for) financing activities:
Issuance of long-term debt                       82.8          --           --            --           82.8
Payments of term loans and
  capital lease                                 (90.0)         (0.1)        --            --          (90.1)
Net proceeds from JAIX
  Leasing debt                                   --            --           15.6          --           15.6
Intercompany advances                            19.4         (19.4)        --            --           --
Payment of deferred financing
  costs and other                                (3.0)         --           (0.5)         --           (3.5)
------------------------------------------------------------------------------------------------------------
Cash flows from (used for)
  financing  activities                           9.2         (19.5)        15.1          --            4.8
Net increase (decrease) in cash
  and cash equivalents                            7.0           2.4         (3.0)         --            6.4
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
  beginning of year                              18.1           1.4          5.0          --           24.5
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
  end of year                                   $25.1          $3.8         $2.0    $     --          $30.9
------------------------------------------------------------------------------------------------------------


                                       30



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATING STATEMENT OF INCOME

(IN MILLIONS)
------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996                   PARENT     GUARANTOR        JAIX
                                              COMPANY    SUBSIDIARIES     LEASING  ELIMINATIONS  CONSOLIDATED
Total revenue                                  $ --          $555.6         $4.4       $  --         $560.0
Cost of sales                                    --           472.1          2.1          --          474.2
------------------------------------------------------------------------------------------------------------
Gross profit                                     --            83.5          2.3          --           85.8
Selling, general, administrative
  and amortization expenses                       1.2          55.6         --            --           56.8
Gain on sale of leased freight cars              --            --           (1.4)         --           (1.4)
------------------------------------------------------------------------------------------------------------
Operating income (loss)                          (1.2)         27.9          3.7          --           30.4
Interest expense, net                            11.4          21.7          2.7          --           35.8
Equity (earnings) of subsidiaries                (2.0)         --           --             2.0         --
Provision (benefit) for income taxes             (5.2)          4.8          0.4          --           --
------------------------------------------------------------------------------------------------------------
Net income (loss)                              $ (5.4)         $1.4         $0.6       $  (2.0)       $(5.4)
------------------------------------------------------------------------------------------------------------



                                       31



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(IN MILLIONS)
------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996                   PARENT     GUARANTOR       JAIX
                                              COMPANY    SUBSIDIARIES    LEASING   ELIMINATIONS  CONSOLIDATED
Cash flows from (used for)
  operating activities                          $(5.0)        $40.1         $1.3   $      --          $36.4
------------------------------------------------------------------------------------------------------------
Cash flows from (used for) investing activities:
Capital expenditures                             (0.2)         (9.7)        --            --           (9.9)
Leasing business asset additions                 (4.9)          0.3         (0.8)         --           (5.4)
Proceeds from sale of leased freight cars        --            --           18.1          --           18.1
Changes in restricted
  cash/other                                     --             0.8         --            --            0.8
------------------------------------------------------------------------------------------------------------
Cash flows from (used for)
  investing activities                           (5.1)         (8.6)        17.3          --            3.6
------------------------------------------------------------------------------------------------------------
Cash flows from (used for) financing activities:
Payments of term loans and
  capital lease                                 (16.6)         (0.2)        --            --          (16.8)
Net payments of JAIX
  Leasing debt                                   --            --           (8.8)         --           (8.8)
Intercompany advances                            27.1         (23.7)        (3.4)         --           --
Dividends received/ (paid)                        1.6          --           (1.6)         --           --
Payment of deferred financing
  costs                                          (0.8)         --           (0.7)         --           (1.5)
------------------------------------------------------------------------------------------------------------
Cash flows from (used for)
  financing  activities                          11.3         (23.9)       (14.5)         --          (27.1)
Net increase in cash
  and cash equivalents                            1.2           7.6          4.1          --           12.9
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
  beginning of year                              16.9          (6.2)         0.9          --           11.6
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
  end of year                                   $18.1          $1.4         $5.0    $     --          $24.5
------------------------------------------------------------------------------------------------------------


          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Based on borrowing rates currently available to the Company for borrowings with similar terms and maturities, the fair value of the Company's total debt was approximately $248.5 million and $291.6 million as of December 31, 1998 and 1997, respectively. No quoted market value is available except for the Notes which had a market value of approximately $190 million and $196 million as of December 31, 1998, and 1997, respectively. Outstanding interest rate contracts, based on current market pricing models, have an estimated discounted fair market value of negative $0.4 million and negative $0.2 million as of December 31, 1998 and 1997, respectively. All other financial instruments of the continuing Company have fair market values which approximate carrying value as of December 31, 1998 and 1997.

NOTE 16.  SUPPLEMENTAL CASH FLOWS

(IN THOUSANDS)
----------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                         1998       1997       1996
Cash paid for:
Interest                                   $   30,038  $  27,906  $  29,144
Income taxes                                   28,914        952      1,382
----------------------------------------------------------------------------


NOTE 17.  SUBSEQUENT EVENTS

Effective April 29, 1999, the Company acquired the assets of Imperial Group, Inc. (Imperial). Imperial is a leading Tier I and Tier II supplier of body and chassis components for heavy-duty Class 8 truck manufacturers and transit bus manufacturers. The purchase price for Imperial was approximately $60.1 million consisting of $57.4 million in cash and 156,740 shares of the Company's common stock. The acquisition was accounted for under the purchase method of accounting. The acquisition is subject to a future working capital adjustment. The purchase price is also subject to a contingent ear out of up to $4.0 million, based on the results of Imperial's Washington plant for the 24 months ended April 2000. The Company also incurred transaction costs of $0.7 million and issued 36,500 shares of restricted stock to two Imperial employees valued at $0.6 million, which vest ratably over three years if employment continues.

In conjunction with the acquisition of Imperial, the Company, on April 29,1999 entered into a new Senior Bank Credit Facility. The new facility is comprised of a $50 million Term A Loan, a $50 million Term B Loan and an undrawn $75 million Revolving Credit Facility. Proceeds were used to finance the Imperial acquisition, to refinance the Company's outstanding senior bank debt of $36.6 million (resulting in an extraordinary non-cash after tax charge of $1.7 million), and for working capital and other general corporate purposes. The Company incurred and deferred $2.2 million of costs in obtaining the new financing which will be deferred and amortized over the term of the related debt (5-6 years).

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

At the Company's election, interest rates per annum on the new Term A loan and the new Revolving Credit Facility are fluctuating rates of interest measured by reference to either (a) an adjusted London inter-bank offered rate (LIBOR) plus a borrowing margin or (b) an alternate base rate (ABR) plus a borrowing margin. Such borrowing margins range between 1.50% and 2.50% for LIBOR loans and between 0.50% and 1.50% for ABR loans, fluctuating within each range in 0.25% increments based on the Company achieving certain financial results. Interest rates per annum applicable to the Term B loan are either (a) LIBOR plus a margin of 2.75% or (b) ABR plus a margin of 1.75%. Additionally, various fees related to unused commitments, letters of credit and administration of the facility are incurred by the Company. Borrowings under the new Senior Bank Credit Facility are guaranteed by each of the Company's subsidiaries other than JAIX Leasing (the Guarantor Subsidiaries) and are secured by the assets and stock of the Company and its Guarantor Subsidiaries. The Term A Loan and the Revolving Credit Facility mature on April 29, 2004 and the Term B Loan matures on April 29, 2005.

The new Senior Bank Credit Facility contains various financial covenants including capital expenditure limitations, minimum leverage and interest coverage ratios, and minimum net worth. The agreement also restricts the Company from paying dividends and making other distributions in certain circumstances, and limits the ability to repurchase common stock and prepay the Senior Subordinated Notes.

On April 1, 1999, the Company, through its wholly owned subsidiary, Bostrom Seating, Inc., issued Industrial Revenue Bonds for $3.1 million which bear interest at a variable rate (3.35% as of April 1, 1999) and can be redeemed by the Company at any time. The bonds are secured by a letter of credit issued by the Company. The bonds have no amortization and mature in 2014. The bonds are also subject to a weekly "put" provision by the holders of the bonds. In the event that any or all of the bonds are put to the Company under this provision, the Company would either refinance such bonds with additional borrowings under the new Revolving Credit Facility or use available cash on hand.

Effective May 17, 1999, the Company acquired certain assets and liabilities of EMI Company (EMI), an iron foundry and machining company located in Erie, Pennsylvania. The Company paid $16.5 million in cash for property, plant and equipment and $2.2 million for working capital. The acquisition was accounted for under the purchase method of accounting.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
The Company conducts its continuing business in the truck components segment of the transportation industry and is a leading manufacturer of wheel-end components, seating, steerable drive axles, gearboxes and other castings for the heavy-duty truck industry. The Company's discontinued operations were in the freight car segment and included a leading manufacturer and lessor of new and rebuilt freight cars used for hauling coal, intermodal containers, highway trailers, automobiles, agricultural and mining products.

The Company's sales are affected to a significant degree by the Class 8 truck markets which are subject to significant fluctuations due to economic conditions, changes in the alternative methods of transportation and other factors. There can be no assurance that fluctuations in such markets will not have a material adverse effect on the results of operations or financial condition of the Company.


RESULTS OF OPERATIONS YEARS ENDED DECEMBER 31, 1998 AND 1997
TOTAL REVENUE
Total revenue in 1998 increased 4.3% to $433.6 million from $415.9 million in 1997 due to stronger product demand in the Class 8 truck market.

COST OF SALES-MANUFACTURING AND GROSS PROFIT
Cost of sales-manufacturing for 1998 as a percent of manufacturing sales was 79.3% in 1998 compared to 79.3% in 1997. Related gross profit was 20.7% in both years.

SELLING, GENERAL, ADMINISTRATIVE AND AMORTIZATION EXPENSES
Selling, general and administrative expenses as a percentage of net revenue were 8.9% and 8.6% in 1998 and 1997, respectively, primarily due to increased incentive plan expenses in 1998. Amortization expense was $6.8 million in both 1998 and 1997.

OPERATING INCOME
Operating income was $46.2 million in 1998, compared to $58.0 million in 1997, a decrease of $11.8 million. The decrease was primarily a result of a $14.3 million reduction in environmental reserves in 1997, higher selling, general and administrative expenses of $2.7 million in 1998, increased gross profits of $3.5 million during 1998 and a pension termination gain of $1.7 million also in 1998.

OTHER
Interest expense was $28.7 million in 1998 compared to $30.0 million in 1997. Interest expense in 1998 was lower than 1997 due primarily to the prepayment of $35.0 million of Tranche B term debt. Interest income in 1998 was $1.6 million in 1998 compared to $0.4 million in 1997. The increase in interest income was due to increased levels of cash.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES


In conjunction with the $35 million of senior debt prepayments in 1998, the Company recorded an extraordinary charge of $1.1 million net of tax, related to the write-off of unamortized deferred financing costs.

In conjunction with the 1997 issuance of $80.0 million of Senior Subordinated Notes to refinance $80.0 million of Tranche A term debt, the Company recorded an extraordinary charge of $2.0 million after tax, primarily related to the write-off of $3.4 million of unamortized deferred financing costs.

Net income and diluted earnings per share for 1998 were $37.9 million and $3.74, respectively, compared to net income and diluted earnings per share of $7.5 million and $0.76, respectively, for 1997.

RESULTS OF OPERATIONS YEARS ENDED DECEMBER 31, 1997 AND 1996

NET REVENUE
Net revenue in 1997 increased 14.9% to $415.9 million from $361.8 million in 1996. The revenue increase of $54.1 million was due to strong product demand in the Class 8 truck market.

COST OF SALES AND GROSS PROFIT
Cost of sales for 1997 as a percent of manufacturing sales was 79.3%, compared to 79.8% in 1996. Related gross profits were 20.7% and 20.2%, respectively.

SELLING, GENERAL, ADMINISTRATIVE AND AMORTIZATION EXPENSES
Selling, general and administrative expenses as a percentage of net revenue were 8.6% and 9.4% in 1997 and 1996, respectively, primarily due to reduced discretionary spending in 1997. Amortization expenses as a percentage of net revenue was 1.6% and 1.9% in 1997 and 1996 respectively. Actual amortization expense was relatively unchanged from 1997 to 1996.

OPERATING INCOME
Operating income was $58.0 million in 1997, compared with $32.2 million in 1996, an increase of $25.8 million. The Company increased its operating income by improving gross profits by $13.1 million over 1996 levels. Selling, general and administrative expenses increased by $1.9 million, and amortization expense declined by $0.2 million. Additionally, a reduction of environmental reserves in 1997 of $14.3 million accounted for the remaining change in operating income.

OTHER
Interest expense was $30.0 million in 1997 compared to $32.0 in 1996. Interest expense in 1997 and 1996 resulted from borrowings under the Senior Bank Facilities and the Senior Subordinated Notes and decreased primarily due to scheduled term loan payments.

In conjunction with the 1997 issuance of $80.0 million of Senior Subordinated Notes to refinance $80.0 million of Tranche A term debt, the Company recorded an extraordinary charge of $2.0 million after tax, primarily related to the write-off of $3.4 million of unamortized deferred financing costs.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES


Net income and diluted earnings per share for 1997 were $7.5 million and $0.76, respectively, compared to a net loss and diluted loss per share of $5.4 million and $0.55, respectively, for 1996.

LIQUIDITY AND CAPITAL RESOURCES
For the year ended December 31, 1998, the continuing Company provided cash from operations of $32.6 million compared with $27.6 million for 1997. The increase is primarily due to higher 1998 earnings after non-cash impacts. The Company used $8.8 million and $6.6 million of net cash from investing activities during 1998 and 1997, respectively, primarily for capital expenditures. Cash used for financing activities was $36.4 million for 1998, primarily for payments of Tranche B term debt, partially offset by proceeds from the exercise of stock options. In 1997, cash flows from financing activities were an outflow of $10.4 million due to debt payouts of $90.2 million offset by new debt issuances, net of related deferred financing costs, of $79.8 million.

On August 23, 1995, in conjunction with the acquisition of TCI and the refinancing of the existing debt of the Company, the Company and the Guarantor Subsidiaries entered into the $300 million Senior Bank Facilities and issued $100 million of Notes. See Notes 5 and 6 of the Consolidated Financial Statements for a description of the Senior Bank Facilities and the Notes. On August 12, 1997 the Company issued $80 million of additional Notes, with substantially the same terms as the original Notes. As of December 31, 1998, there was $56.6 million of Tranche B term loan outstanding under the Senior Bank Facilities, $182.3 million of Notes outstanding and no borrowings under the $75 million revolving credit line under the Senior Bank Facilities. Availability under the revolving credit line after consideration of outstanding letters of credit of $14.1 million, was $60.9 million. The Senior Bank Facilities were refinanced on April 29, 1999 in conjunction with the acquisition of Imperial.

Interest payments on the Notes and under the new bank facilities represent significant near-term cash requirements for the Company. The Notes require semiannual interest payments of approximately $10.6 million. Borrowings under the new bank facilities bear interest at floating rates and require interest payments on varying dates depending upon the interest rate option selected by the Company. The $56.6 million of outstanding Tranche B term loans were completely paid off by April, 1999 and $80.0 million of the originally outstanding debt ($100.0 million) under the new bank facilities were repaid in June and July of 1999 with proceeds from the sale of the Railcar Business.

The Company believes that the cash flow generated from its continuing operations, together with amounts available under its new revolving credit line, should be sufficient to fund its debt service requirements, working capital needs, anticipated capital expenditures and other operating expenses (including expenditures required by applicable environmental laws and regulations). The Company's future operating performance and ability to service or refinance the Notes and to extend or refinance the new bank facilities will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

As of December 31, 1998, the continuing Company had cash of $33.4 million.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

Effective April 29, 1999, the Company acquired the assets of Imperial Group, Inc. (Imperial). Imperial is a leading Tier I and Tier II supplier of body and chassis components for heavy-duty Class 8 truck manufacturers and transit bus manufacturers. The purchase price for Imperial was approximately $60.1 million consisting of $57.4 million in cash and 156,740 shares of the Company's common stock. The acquisition was accounted for under the purchase method of accounting. The acquisition is subject to a future working capital adjustment. The purchase price is also subject to a contingent earn out of up to $4.0 million, based on the results of Imperial's Washington plant for the 24 months ended April 2000. The Company also incurred transaction costs of $0.7 million and issued 36,500 shares of restricted stock to two Imperial employees valued at $0.6 million, which vest ratably over three years if employment continues.

In conjunction with the acquisition of Imperial, the Company, on April 29,1999 entered into a new Senior Bank Credit Facility. The new facility is comprised of a $50 million Term A Loan, a $50 million Term B Loan and an undrawn $75 million Revolving Credit Facility. Proceeds were used to finance the Imperial acquisition, to refinance the Company's outstanding senior bank debt of $36.6 million (resulting in an extraordinary non-cash after tax charge of $1.7 million), and for working capital and other general corporate purposes. The Company incurred and deferred $2.2 million of costs in obtaining the new financing which will be deferred and amortized over the term of the related debt (5-6 years).

Effective May 17, 1999, the Company acquired certain assets and liabilities of EMI Company (EMI), an iron foundry and machining company located in Erie, Pennsylvania. The Company paid $16.5 million in cash for property, plant and equipment and $2.2 million for working capital. The acquisition was accounted for under the purchase method of accounting.

On June 3, 1999, the Company completed the sale of its freight car operations comprised of three wholly owned subsidiaries - JAC, FCS, and JAIX Leasing to Rabbit Hill Holdings, Inc. (the Buyer). The Company received consideration consisting of approximately $101.3 million in cash, contingent additional consideration of $20.0 million and a 20 percent equity interest in the Buyer. In addition, the Buyer assumed substantially all of the liabilities of the freight car operations, including $14.4 million of debt. The 20 percent equity interest in the Buyer is comprised of common and preferred stock, some of which is non-voting. Further, the Company's rights with respect to voting and transferability of its equity interest are limited and, in particular, the Company granted a proxy to vote its equity interest to another shareholder of Buyer under certain circumstances. The sale resulted in an estimated pretax gain of $46.8 million after consideration of estimated transaction costs of $4.2 million and a related pension curtailment loss of $0.3 million. The after-tax gain on the disposition of the railcar business of $29.8 million was recorded in the Company's results for the second quarter of 1999. Approximately $2.5 million of additional gain was deferred due to the Company's continuing interest in the Railcar Business. Proceeds from the $20.0 million contingent additional consideration will be recorded as a gain, if and when collected. Also as a result of the sale, approximately $80.0 million of senior bank debt was paid subsequent to the acquisition which resulted in the after-tax write off of $2.2 million of unamortized deferred financing costs. When the final working capital adjustment is determined, the

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

Company will be required to use any additional after-tax proceeds to pay down additional senior bank debt.

YEAR 2000
The Year 2000 issue is the result of date-sensitive devices, systems and computer programs that were deployed using two digits rather than four to define the applicable year. Any such technology may recognize a year containing "00" as the year 1900 rather than the year 2000. This issue could result in a system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

In 1996, the Company initiated a comprehensive program to ensure that its various business systems continue to function properly in the year 2000. By the end of 1998, all critical business systems at each operating unit had been reviewed, modified if necessary, and tested. Many non-critical business systems had also been reviewed, modified and tested. All non-critical systems were fully tested and modified by mid 1999. Assessment of manufacturing processes and facility management systems was completed by mid 1999.

Additionally, the Company is currently assessing readiness for the year 2000 by key suppliers and other third parties with whom it has significant business relationships. Information requests have been distributed and replies have been received. If the risk is deemed material, the Company is performing onsite visits to verify the adequacy of the information received.

Based upon the accomplishments to date, no contingency plans are expected to be needed and therefore none have been developed. However, because of the substantial progress to date, we believe adequate time will be available to insure alternatives can be developed, assessed and implemented if necessary, prior to the Year 2000 issue having a material impact on the Company's operations. If however, systems of the Company or its key suppliers or other third parties with whom it has significant business relationships are not Year 2000 compliant on a timely basis and a contingency plan is not developed on a timely basis, the Year 2000 issue could have a material adverse effect on the Company's operations and financial condition.

Beginning in 1996, as part of the Company's ongoing information system improvement process, its enterprise systems were upgraded, which partially mitigated the impact of the Year 2000 problem. Excluding the cost of upgrading the enterprise systems, the pretax cost incurred to date of becoming "Year 2000" compliant has been approximately $0.6 million and is not expected to be more than $0.7 million for the total project. Such costs are being funded through operating cash flows.

The cost of the project and expected outcomes are based on management's best estimates, which were derived using numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

area, the ability to locate and correct all relevant computer code, and similar uncertainties. Additionally, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

ENVIRONMENTAL MATTERS
The Company is subject to comprehensive and frequently changing federal, state and local environmental laws and regulations, and will incur additional capital and operating costs in the future to comply with currently existing laws and regulations, new regulatory requirements arising from recently enacted statutes and possible new statutory enactments. In addition to environmental laws that regulate the Company's subsidiaries' ongoing operations, the subsidiaries also are subject to environmental remediation liability. Under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and analogous state laws, the Company's subsidiaries may be liable as a result of the release or threatened release of hazardous substances into the environment. The Company's subsidiaries are currently involved in several matters relating to the investigation and/or remediation of locations where the subsidiaries have arranged for the disposal of foundry and other wastes.

Such matters include five situations in which the Company, through certain truck components segment businesses and their predecessors, have been named or are believed to be Potentially Responsible Parties (PRPs) in the contamination of the sites. Additionally, environmental remediation may be required at two of the truck components segment facilities at which soil and groundwater contamination has been identified.

The Company believes that it has valid claims for contractual indemnification against prior owners for certain of the investigatory and remedial costs at each of the above mentioned sites. As a result of a private party settlement of certain pending litigation with a prior owner of Gunite, TCI and Gunite will not be responsible (through a contractual undertaking by the former owner) for certain liabilities and costs resulting from Gunite's waste disposal prior to the acquisition of Gunite by TCI in September 1987 at certain of such sites. The Company has been notified, however, by certain other contractual indemnitors that they will not honor future claims for indemnification. Accordingly, the Company is litigating indemnification claims and there is no assurance that even if successful in any such claims, any judgments against the indemnitors will ultimately be recoverable. In addition, the Company believes it is likely that it has incurred some liability at various sites for activities and disposal following acquisition which would not in any event be covered by indemnification by prior owners.

As of December 31, 1998, the Company has a $10.7 million environmental reserve. This reserve is based on current cost estimates and does not reduce estimated expenditures to net present value. The Company currently anticipates spending approximately $0.8 million per year in 1999 through 2003 for monitoring the various environmental sites associated with the environmental reserve, including attorney and consultant costs for strategic planning and negotiations with regulators and other PRPs, and payment of remedial investigation costs. These sites are generally in the early investigatory stages of the remediation process and thus it is anticipated that significant cash payments for remediation will not be

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

incurred for at least several years. After the evaluation and investigation period, the investigation and remediation costs will likely increase because the actual remediation of the various environmental sites associated with the environmental reserve will likely be underway. Any cash expenditures required by the Company or its subsidiaries to comply with applicable environmental laws and/or to pay for any remediation efforts will not be reduced or otherwise affected by the existence of the environmental reserve. Due to the early stage of investigation of many of the sites and potential remediations referred to above, there are significant uncertainties as to waste quantities involved, the extent and timing of the remediation which will be required, the range of acceptable solutions, costs of remediation and the number of PRPs contributing to such costs. Based on all of the information presently available to it, the Company believes that the environmental reserve will be adequate to cover its future costs related to the sites associated with the environmental reserve, and that any additional costs will not have a material adverse effect on the financial condition or results of operations of the Company. However, the discovery of additional sites, the modification of existing laws or regulations, the imposition of joint and several liability under CERCLA or the uncertainties referred to above could result in such a material adverse effect.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS
The Company's market risk sensitive instruments do not subject the Company to material market risk exposures except as such risks relate to interest rate fluctuations. As of December 31, 1998, the Company has long-term debt outstanding with a carrying value of $240.6 million. The estimated fair value of this debt is $248.5 million. Fixed interest rate debt outstanding as of December 31, 1998, represents 77% of total debt, carries an average interest rate of 11.7% and matures as follows: $0.5 million in fiscal 1999, $0.5 million in fiscal 2000, $0.6 million in fiscal 2001, $0.6 million in fiscal 2002, $0.7 million in fiscal 2003 and $181.2 million thereafter. Variable interest rate debt outstanding as of December 31, 1998 had an average interest rate at that date of 8.2% and matures as follows: $8.8 million in fiscal 1999, $8.0 million in fiscal 2000, $11.4 million in fiscal 2001, $14.7 million in fiscal 2002, $13.7 million in fiscal 2003 and $0.7 million thereafter.

The Company has an interest rate protection agreement to fix a portion of its variable rate Senior Bank debt. At December 31, 1998, the notional principal amount of this contract was $25 million at a 6.14% fixed rate of interest plus the applicable borrowing margins. The contract matures in August 2000 and has a market value of $(0.4) million.

EFFECTS OF INFLATION
General price inflation has not had a material impact on the Company's results of operations.

FORWARD LOOKING STATEMENTS
The foregoing outlook contains forward-looking statements that are based on current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from current expectations due to a number of factors, including general economic conditions; competitive factors and pricing pressures; shifts in market demand, the performance and needs of industries served by the Company's businesses; and the risks described from time to time in the Company's Securities and Exchange Commission reports.

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          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES





                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

(IN THOUSANDS, EXCEPT PER SHARE DATA)
----------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED MARCH 31,                                                      1999              1998
Net sales                                                                  $     117,300   $       113,817
Cost of sales                                                                     92,648            90,886
----------------------------------------------------------------------------------------------------------
  Gross profit                                                                    24,652            22,931
  Selling, general and administrative expenses                                    10,117             9,881
  Amortization expense                                                             1,693             1,693
----------------------------------------------------------------------------------------------------------
  Operating income                                                                12,842            11,357
  Interest income                                                                   (130)             (124)
  Interest expense                                                                 6,961             7,414
----------------------------------------------------------------------------------------------------------
  Income from continuing operations before income taxes and
  extraordinary item                                                               6,011             4,067
Provision for income taxes                                                         2,858             3,107
----------------------------------------------------------------------------------------------------------
Income from continuing operations before extraordinary item                        3,153               960
Income from discontinued operations , net of income taxes
  of $7,727 and $7,445, respectively                                              11,763            13,083
  Extraordinary item, net of income taxes                                           (299)               --
----------------------------------------------------------------------------------------------------------
  Net income and comprehensive income                                      $      14,617   $        14,043
----------------------------------------------------------------------------------------------------------

  Basic earnings per share:
  Income from continuing operations before extraordinary item              $        0.32   $          0.10
  Income from operations of discontinued operations                                 1.18              1.34
  Extraordinary item                                                               (0.03)               --
----------------------------------------------------------------------------------------------------------
  Net income per share                                                     $        1.47   $          1.44
----------------------------------------------------------------------------------------------------------
  Basic weighted average shares outstanding                                        9,913             9,767
----------------------------------------------------------------------------------------------------------

  Diluted earnings per share:
  Income from continuing operations before extraordinary item              $        0.31   $          0.10
  Income from operations of discontinued operations                                 1.16              1.30
  Extraordinary item                                                               (0.03)               --
----------------------------------------------------------------------------------------------------------
  Net income per share                                                     $        1.44   $          1.40
----------------------------------------------------------------------------------------------------------
  Diluted weighted average equivalents and shares outstanding                     10,148            10,072
----------------------------------------------------------------------------------------------------------


     See accompanying notes to condensed consolidated financial statements.

                                       42

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          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

(IN THOUSANDS)
-----------------------------------------------------------------------------------------------------
                                                                      MARCH 31, 1999    DEC. 31, 1998
  ASSETS
 Cash and cash equivalents                                               $    29,075  $        33,382
 Accounts receivable, net                                                     64,948           55,550
 Inventories                                                                  26,922           29,566
 Prepaid expenses and other current assets                                    16,594           16,331
Net assets of discontinued operations                                         35,261           37,555
-----------------------------------------------------------------------------------------------------
    Total current assets                                                     172,800          172,384

     Property, plant and equipment, net                                       80,672           82,402
     Deferred financing costs and other                                        7,928            8,809
     Intangible assets, net                                                  227,298          229,408
-----------------------------------------------------------------------------------------------------
    Total assets                                                         $   488,698  $       493,003
-----------------------------------------------------------------------------------------------------
    LIABILITIES AND SHAREHOLDERS' EQUITY:
     Accounts payable                                                    $    20,741  $        19,601
     Accrued expenses and other payables                                      52,120           51,662
     Current maturities of long-term debt and capital lease                      218            9,039
-----------------------------------------------------------------------------------------------------
    Total current liabilities                                                 73,079           80,302

    Long-term debt and capital lease, less current maturities                 37,954           49,186
    Senior subordinated notes                                                182,250          182,338
    Deferred income tax liabilities                                           34,259           34,571
    Other long-term liabilities                                               35,586           35,889
-----------------------------------------------------------------------------------------------------
    Total liabilities                                                        363,128          382,286
    Shareholders' Equity:
  Preferred stock, par $.01, 20,000 shares
   authorized, none outstanding                                                   --               --
  Common stock, par $.01, 201,000 shares
   authorized, 10,023 and 9,900 issued and outstanding
   as of March 31, 1999 and December 31, 1998,
   respectively                                                                  100               99
  Paid-in capital                                                             58,655           56,892
  Unearned compensation                                                       (1,522)              --
  Retained earnings                                                           68,347           53,741
  Employee receivables for stock purchases                                       (10)             (15)
-----------------------------------------------------------------------------------------------------
    Total shareholders' equity                                               125,570          110,717
-----------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                           $   488,698     $    493,003
-----------------------------------------------------------------------------------------------------

     See accompanying notes to condensed consolidated financial statements.

                                       43

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          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

(IN THOUSANDS)
THREE MONTHS ENDED MARCH 31,                                                      1999              1998
OPERATING ACTIVITIES:
Net income                                                               $        14,617   $        14,043
Income from discontinued operations                                              (11,763)          (13,083)
----------------------------------------------------------------------------------------------------------
Income from continuing operations                                                  2,854               960
  Adjustments to reconcile net income to net cash
    provided by operating activities-
    Depreciation                                                                   2,942             2,752
    Amortization                                                                   2,108             2,286
    Provision for postretirement benefits                                            408               396
    Deferred income tax benefit                                                     (312)             (273)
  Changes in operating assets and liabilities                                     (5,347)          (19,814)
----------------------------------------------------------------------------------------------------------
  Net cash provided by (used for) operating activities                             2,654           (13,693)
----------------------------------------------------------------------------------------------------------
  INVESTING ACTIVITIES:
  Capital expenditures                                                            (1,212)           (1,001)
----------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                           (1,212)           (1,001)
----------------------------------------------------------------------------------------------------------
  FINANCING ACTIVITIES:
  Payments of term loans and capital lease                                       (20,053)             (880)
   Payment of deferred financing costs                                               246                19
----------------------------------------------------------------------------------------------------------
   Net cash used for financing activities                                        (19,807)             (861)
----------------------------------------------------------------------------------------------------------
  Net decrease in cash and cash equivalents for continuing operations            (18,366)          (15,555)
  Net cash received from discontinued operations                                  14,059             2,101
  Cash and cash equivalents, beginning of period                                  33,382            27,884
----------------------------------------------------------------------------------------------------------
  Cash and cash equivalents, end of period                                 $      29,075     $      14,430
----------------------------------------------------------------------------------------------------------



                                 SUPPLEMENTAL CASH FLOWS DISCLOSURE


Cash paid for interest                                                    $       12,056  $         13,081
Cash paid for income taxes                                                $          738  $          1,075



      See accompanying notes to condensed consolidated financial statements

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The financial statements presented herein and these notes are unaudited. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Although the registrant believes that all adjustments (which include only normal recurring adjustments) necessary for a fair presentation have been made, interim periods are not necessarily indicative of the results of operations for a full year. As such, these financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended December 31, 1998, 1997 and 1996 included herein.

The  condensed   consolidated  financial  statements  include  the  accounts  of
Transportation Technologies Industries, Inc. (formerly Johnstown America Industries, Inc.) and its wholly owned subsidiaries (the "Company"). All significant intercompany transactions and accounts have been eliminated.


2.  SUBSEQUENT EVENTS

SALE OF FREIGHT CAR OPERATIONS
On June 3, 1999, the Company completed the sale of its freight car operations comprised of three wholly owned subsidiaries - JAC, FCS, and JAIX Leasing to Rabbit Hill Holdings, Inc. (the Buyer). The Company received consideration consisting of approximately $101.3 million in cash, contingent additional consideration of $20 million and a 20 percent equity interest in the Buyer. In addition, the Buyer assumed substantially all of the liabilities of the freight car operations, including $14.4 million of debt. The 20 percent equity interest in the Buyer is comprised of common and preferred stock, some of which is non-voting. Further, the Company's rights with respect to voting and transferability of its equity interest are limited and, in particular, the Company granted a proxy to vote its equity interest to another shareholder of Buyer under certain circumstances. The sale resulted in an estimated pretax gain of $46.8 million after consideration of estimated transaction costs of $4.2 million and a related pension curtailment loss of $0.3 million. The after-tax gain on the disposition of the Railcar Business of $29.8 million was recorded in the Company's results for the second quarter of 1999. Approximately $2.5 million of additional gain was deferred due to the Company's continuing interest in the Railcar Business. Proceeds from the $20.0 million contingent additional consideration will be recorded as a gain, if and when collected. Also as a result of the sale, approximately $80.0 million of senior bank debt was paid subsequent to the acquisition which resulted in the after-tax write off of $2.2 million of unamortized deferred financing costs.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

In connection with the sale of the freight car operations, net proceeds were used to pay down $40.0 million of the Term A Loan and $40.0 million of the Term B Loan, resulting in an extraordinary non-cash after tax charge of $0.5 million. As of June 30, 1999, availability under the revolving credit line, after consideration of outstanding letters of credit of $11.2 million, was $63.8 million and the weighted average interest rate of all outstanding loans under the Senior Bank Credit Facility was 8.6%.

The accompanying consolidated financial statements have been recast to reflect the Railcar Business as a discontinued operation. For historical business reporting segment purposes, the Company's financial data related to its Railcar Business was previously reported as the segment, "Freight Car."

IMPERIAL GROUP ACQUISITION
Effective April 29, 1999, the Company acquired the assets of Imperial Group, Inc. (Imperial). Imperial is a leading Tier I and Tier II supplier of body and chassis components for heavy-duty Class 8 truck manufacturers and transit bus manufacturers. The purchase price for Imperial was approximately $60.1 million consisting of $57.4 million in cash and 156,740 shares of the Company's common stock. The acquisition was accounted for under the purchase method of accounting. The acquisition is subject to a future working capital adjustment. The purchase price is also subject to a contingent earn-out of up to $4.0 million, based on the results of Imperial's Washington plant for the 24 months ended April 2000. The Company also incurred transaction costs of $0.7 million and issued 36,500 shares of restricted stock to two Imperial employees valued at $0.6 million, which vest ratably over three years if employment continues.

NEW SENIOR BANK CREDIT FACILITY
The Company entered into a credit facility (Senior Bank Facilities) on August 23, 1995, in conjunction with the acquisition of Truck Components Inc. (TCI) and the related transactions. The revolving credit line portion of the Senior Bank Facilities provided for up to $75 million of outstanding borrowings and letters of credit, limited by the level of eligible accounts receivable and inventories.

The Company used $20.0 million of cash from operations during the first quarter of 1999 to prepay obligations under the Tranche B term loan. An extraordinary non-cash after tax charge of $0.3 million was incurred from the write off of unamortized deferred costs associated with this debt repayment

In conjunction with the acquisition of Imperial, the Company, on April 29,1999 entered into a new Senior Bank Credit Facility. The new facility is comprised of a $50 million Term A Loan, a $50 million Term B Loan and an undrawn $75 million Revolving Credit Facility. Proceeds were used to finance the Imperial acquisition, to refinance the Company's outstanding senior bank debt of $36.6 million (resulting in an extraordinary non-cash after tax charge of $1.7 million), and for working capital and other general corporate purposes. The Company incurred and deferred $2.2 million of costs in obtaining the new financing which will be deferred and amortized over the term of the related debt (5-6 years).

At the Company's election, interest rates per annum on the new Term A loan and the new Revolving Credit Facility are fluctuating rates of interest measured by reference to either (a) an adjusted London

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

inter-bank offered rate (LIBOR) plus a borrowing margin or (b) an alternate base rate (ABR) plus a borrowing margin. Such borrowing margins range between 1.50% and 2.50% for LIBOR loans and between 0.50% and 1.50% for ABR loans, fluctuating within each range in 0.25% increments based on the Company achieving certain financial results. Interest rates per annum applicable to the Term B loan are either (a) LIBOR plus a margin of 2.75% or (b) ABR plus a margin of 1.75%. Additionally, various fees related to unused commitments, letters of credit and administration of the facility are incurred by the Company. Borrowings under the new Senior Bank Credit Facility are guaranteed by each of the Company's continuing subsidiaries (the Guarantor Subsidiaries) and are secured by the assets and stock of the Company and its Guarantor Subsidiaries. The Term A Loan and the Revolving Credit Facility mature on April 29, 2004 and the Term B Loan matures on April 29, 2005.

The new Senior Bank Credit Facility contains various financial covenants including capital expenditure limitations, minimum leverage and interest coverage ratios, and minimum net worth. The agreement also restricts the Company from paying dividends and making other distributions in certain circumstances, and limits the ability to repurchase common stock and prepay the Senior Subordinated Notes.

EMI COMPANY ACQUISITION
Effective May 17, 1999, the Company acquired certain assets and liabilities of EMI Company (EMI), an iron foundry and machining company located in Erie, Pennsylvania. The Company paid $16.5 million in cash for property, plant and equipment and $2.2 million for working capital. The acquisition was accounted for under the purchase method of accounting.

INDUSTRIAL REVENUE BOND
On April 1, 1999, the Company, through its wholly owned subsidiary, Bostrom Seating, Inc., issued Industrial Revenue Bonds for $3.1 million which bear interest at a variable rate (3.35% as of April 1, 1999) and can be redeemed by the Company at any time. The bonds are secured by a letter of credit issued by the Company. The bonds have no amortization and mature in 2014. The bonds are also subject to a weekly "put" provision by the holders of the bonds. In the event that any or all of the bonds are put to the Company under this provision, the Company would either refinance such bonds with additional borrowings under the new Revolving Credit Facility or use available cash on hand.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

3.  INVENTORIES

Inventories of the Company consist of the following (in thousands):


                                               March 31,           December 31,

                                                  1999                1998
                                              ------------        ------------
Raw materials and purchased
  components                                 $       6,360       $       8,575
Work-in-progress and finished goods                 20,562              20,991
                                              ------------        ------------
                                             $      26,922       $      29,566
                                              ============        ============


4.  DEBT

Long-term debt of the Company consists of the following (in thousands):


                                               March 31,          December 31,

                                                   1999               1998
                                               -------------      ------------
Revolving loan                                            --                --
Tranche B term loan                                   36,632            56,632
Capital lease                                          1,540             1,593
                                               -------------      ------------
   Total debt                                         38,172            58,225
   Less -
   Current maturities                                   (218)          (9,039)
                                                -------------     -------------
   Long-term debt                             $       37,954     $      49,186
                                               =============      ============


SENIOR BANK FACILITIES

The Company entered into a credit facility (Senior Bank Facilities) on August 23, 1995, in conjunction with the acquisition of Truck Components Inc. (TCI) and the related transactions. The revolving credit line portion of the Senior Bank Facilities provided for up to $75 million of outstanding borrowings and letters of credit, limited by the level of eligible accounts receivable and inventories. As of March 31, 1999, availability under the revolving credit line, after consideration of outstanding letters of credit of $13.5 million, was $ 61.5 million and the weighted average interest rate of all outstanding loans under the Senior Bank Facilities was 8.76%.

The Company used $20.0 million of cash from operations during the first quarter of 1999 to prepay obligations under the Tranche B term loan. An extraordinary non-cash after tax charge of $0.3 million was incurred from the write off of unamortized deferred costs associated with this debt repayment. On

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

April 29, 1999, the remaining balance of $36.6 million in Tranche B loans was repaid and the facility was terminated in connection with the establishment of a new Senior Bank Credit Facility (see Note 2).


5.  SENIOR SUBORDINATED NOTES

In conjunction with the acquisition of TCI in 1995, the Company issued $100 million of Senior Subordinated Notes which are due August 15, 2005. In 1997, the Company issued $80 million of additional notes due August 15, 2005 (collectively, the Notes) with substantially identical terms to the already outstanding notes at a $3.6 million premium, for an effective rate of 10.8%. These Notes have an interest rate of 11.75% per annum and are guaranteed on an unsecured, senior subordinated joint and several basis by each of the Guarantor Subsidiaries. Pursuant to the settlement of separate interest rate contracts in effect when each portion of the Notes was issued, the Company realized a $0.8 million loss and a $2.6 million gain upon the 1997 and 1995 issuances, respectively. The gain and the loss are being amortized as an offset to interest expense over the term of the Notes. The Notes have customary restrictive covenants including restrictions on incurrence of additional indebtedness, payment of dividends and redemption of capital stock. The Notes are subordinated to all indebtedness under the Senior Bank Credit Facility and cross-default provisions do exist. Except in certain limited circumstances, the Notes are not subject to optional redemption by the Company prior to August 15, 2000, and thereafter are subject to optional redemption by the Company at declining redemption premiums. Upon the occurrence of a change in control (as defined), the Company is required to offer to repurchase the Notes at a price equal to 101% of the principal amount thereof plus accrued interest.

The Company's future operating performance and ability to service or refinance the Notes and to extend or refinance the senior bank debt will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.


6.  ENVIRONMENTAL MATTERS

The Company's subsidiaries are currently involved in several matters relating to the investigation and/or remediation of locations where the subsidiaries have arranged for the disposal of foundry and other wastes. Such matters include five situations in which the Company, through its TCI subsidiaries and their predecessors, have been named or are believed to be potentially responsible parties ("PRP") in the contamination of the sites. With respect to claims involving Gunite Corporation ("Gunite"), TCI and Gunite in September 1997 entered into a private-party settlement (the "Settlement") of certain pending litigation with a prior owner of Gunite, pursuant to which each of TCI and Gunite and the prior owner withdrew their claims against the other. As a result of the Settlement, TCI and Gunite will not be responsible for liabilities and costs related to certain alleged contamination of Gunite's facilities and at certain off-site properties to the extent arising out of operations of Gunite prior to the acquisition of Gunite by TCI in September 1987.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

As of March 31, 1999, based on all of the information currently available to the Company, the Company has an environmental reserve of $10.7 million which management believes is adequate to cover future expenditures. This reserve is based on current cost estimates and does not reduce estimated expenditures to net present value, although the Company's subsidiaries are not likely to incur costs for most of the reserved matters until several years in the future. Any cash expenditures required by the Company or its subsidiaries to comply with applicable environmental laws and/or to pay for any remediation efforts will not be reduced or otherwise affected by the existence of the environmental reserve. Due to the early stage of investigation of many of the sites and potential remediations referred to above, there are significant uncertainties as to waste quantities involved, the extent and timing of the remediation which will be required, the range of acceptable solutions, costs of remediation and the number of potentially responsible parties contributing to such costs. Based on all of the information presently available, the Company believes that the environmental reserve will be adequate to cover its future costs related to the sites associated with the environmental reserve, and that any additional costs will not have a material adverse effect on the financial condition or results of operations of the Company. However, the discovery of additional sites, the modification of existing laws or regulations, the imposition of joint and several liability or the uncertainties referred to above could result in such a material adverse effect.


7.  GUARANTOR SUBSIDIARIES

The Notes and the obligations under the senior bank debt are fully and unconditionally guaranteed on an unsecured, senior subordinated, joint and several basis by each of the Guarantor Subsidiaries. The following condensed consolidating financial data illustrates the composition of the Parent Company, the Guarantor Subsidiaries, and JAIX Leasing as of and for certain dates and periods. Separate complete financial statements of the respective Guarantor Subsidiaries would not provide additional information which would be useful in assessing the financial composition of the Guarantor Subsidiaries and thus, are not presented.

As described in Note 2, the Company sold its Railcar Business effective June 3, 1999. The non- guarantor subsidiary, JAIX Leasing, along with two guarantor subsidiaries, JAC and FCS, were part of the Railcar Business. The operations of the Railcar Business have been reflected as discontinued operations on the statements of income for all periods presented: however, the following data, for clarity, has not been restated.

Investments in subsidiaries are accounted for by the Parent Company on the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are therefore reflected in the Parent Company's investment accounts and earnings. The principal elimination entries eliminate the Parent Company's investment in subsidiaries and intercompany balances and transactions.


          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                                    Condensed Consolidating Balance Sheet
                                            as of March 31, 1999
                                                (In millions)
                                                 (Unaudited)


                                                 Parent         Guarantor
                                                 COMPANY      SUBSIDIARIES    JAIX LEASING   ELIMINATIONS    CONSOLIDATED


Cash and cash equivalents...................  $        40.9  $       (10.9)  $         6.5  $        --    $        36.5
Accounts receivable, net....................           --             96.9             0.4           --             97.3
Inventories.................................           --             63.5            --             --             63.5
Prepaid expenses and other..................            1.6           15.1            (0.4)          --             16.3
                                              -------------   ------------   -------------  -------------   ------------
     Total current assets...................           42.5          164.6             6.5           --            213.6

Property, plant and equipment, net..........            2.4          112.3            19.3           (0.3)         133.7
Other assets................................          159.7          236.6             0.4         (153.6)         243.1
                                              -------------   ------------   -------------  -------------   ------------

     Total assets...........................  $       204.6  $       513.5   $        26.2  $      (153.9) $       590.4
                                              =============   ============   =============  =============   ============


Accounts payable............................  $        --    $        72.6   $        --    $        --    $        72.6
Other current liabilities...................          (33.8)         105.7             3.2           --             75.1
                                              -------------   ------------   -------------  -------------   ------------
     Total current liabilities..............          (33.8)         178.3             3.2           --            147.7

Noncurrent liabilities......................           --             79.5             3.5           --             83.0
Long-term debt, less current
  maturities and intercompany
  advances .................................          112.8          112.7             8.6           --            234.1

Total shareholders' equity..................          125.6          143.0            10.9         (153.9)         125.6
                                              -------------   ------------   -------------  -------------   ------------

     Total liabilities and shareholders'
         equity.............................  $       204.6  $       513.5   $        26.2  $      (153.9) $       590.4
                                              =============   ============   =============  =============   ============



                                       51



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                   Condensed Consolidating Statement of Income
                    For the Three Months Ended March 31, 1999
                                  (In millions)
                                   (Unaudited)

                                                Parent         Guarantor
                                                COMPANY      SUBSIDIARIES    JAIX LEASING   ELIMINATIONS    CONSOLIDATED


Total revenue............................... $         --   $        295.9  $          2.5 $         --   $        298.4
Cost of sales...............................           --            248.1             1.4           --            249.5
                                              -------------   ------------   -------------  -------------   ------------
  Gross profit..............................           --             47.8             1.1           --             48.9
Selling, general, administrative
 and amortization expenses..................            0.5           15.8             0.2           --             16.5
                                              -------------   ------------   -------------  -------------   ------------
   Operating income ........................           (0.5)          32.0             0.9           --             32.4
Interest expense, net.......................            3.8            2.9             0.2           --              6.9
Equity (earnings) of subsidiaries...........          (17.5)          --              --            (17.5)          --
Provision (benefit) for income taxes........           (1.7)          12.0             0.3           --             10.6
                                              -------------   ------------   -------------  -------------   ------------
Net income (loss) before
   extraordinary item.......................           14.9           17.1             0.4          (17.5)          14.9
Extraordinary item net of
   income tax...............................           (0.3)          --              --             --             (0.3)
                                              -------------   ------------   -------------  -------------   ------------
Net income (loss)........................... $         14.6 $         17.1  $          0.4 $        (17.5)$         14.6
                                              =============   ============   =============  =============   ============









                                       52



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                 Condensed Consolidating Statement of Cash Flows
                    For the Three Months Ended March 31, 1999
                                  (In millions)
                                   (Unaudited)

                                                 Parent        Guarantor
                                                 COMPANY      SUBSIDIARIES    JAIX LEASING   ELIMINATIONS   CONSOLIDATED


CASH FLOWS FROM
 OPERATING ACTIVITIES....................... $         (9.5)$         27.3  $          2.8 $         --   $         20.6

CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Capital expenditures......................           --             (1.8)           --             --             (1.8)
  Leasing business asset additions..........           --             --              (1.2)          --             (1.2)
                                              -------------   ------------   -------------  -------------   ------------
Cash provided by (used for)
   investing activities.....................           --             (1.8)           (1.2)          --             (3.0)

CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Payments of term loans
   and capital lease........................          (20.0)          (0.1)           --             --            (20.1)
  Payments of JAIX Leasing debt.............           --             --              (0.1)          --             (0.1)
  Intercompany advances.....................           (2.2)           2.2            --             --             --
  Payment of deferred financing
    costs and other.........................            0.2           --              (0.2)          --             --
  Dividends received (paid).................           25.0          (25.0)           --             --             --
                                              -------------   ------------   -------------  -------------   ------------
Cash provided by (used for)
   financing  activities....................            3.0          (22.9)           (0.3)          --            (20.2)

Net increase (decrease) in cash
 and cash equivalents.......................           (6.5)           2.6             1.3           --             (2.6)
CASH AND CASH
 EQUIVALENTS,
  beginning of period.......................           47.4          (13.5)            5.2           --             39.1
                                              -------------   ------------   -------------  -------------   ------------

CASH AND CASH
 EQUIVALENTS,
  end of period............................. $         40.9 $        (10.9) $          6.5 $         --   $         36.5
                                              =============   ============   =============  =============   ============




                                       53



          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                      Condensed Consolidating Balance Sheet
                             as of December 31, 1998
                                  (In millions)


                                                 Parent         Guarantor
                                                 COMPANY      SUBSIDIARIES   JAIX LEASING   ELIMINATIONS    CONSOLIDATED


Cash and cash equivalents................... $         47.4 $        (13.5) $          5.2 $         --   $         39.1
Accounts receivable, net....................           --             81.3             0.4           --             81.7
Inventories.................................           --             66.7            --             --             66.7
Prepaid expenses and other..................            3.1           12.0             1.1           --             16.2
                                              -------------   ------------   -------------  -------------   ------------
     Total current assets...................           50.5          146.5             6.7           --            203.7

Property, plant and equipment, net..........            2.4          114.4            18.2           (0.3)         134.7
Other assets................................          168.1          238.5             0.3         (160.9)         246.0
                                              -------------   ------------   -------------  -------------   ------------

     Total assets........................... $        221.0 $        499.4  $         25.2 $       (161.2)$        584.4
                                              =============   ============   =============  =============   ============

Accounts payable............................ $         --   $         65.4  $          0.2 $         --   $         65.6
Other current liabilities...................          (16.0)          93.9             2.4           --             80.3
                                              -------------   ------------   -------------  -------------   ------------
     Total current liabilities..............          (16.0)         159.3             2.6           --            145.9

Noncurrent liabilities......................           --             78.8             3.5           --             82.3
Long-term debt, less current
  maturities and intercompany
  advances (receivables)....................          126.3          110.5             8.7           --            245.5

Total shareholders' equity..................          110.7          150.8            10.4         (161.2)         110.7
                                              -------------   ------------   -------------  -------------   ------------

     Total liabilities and shareholders'
          equity............................ $        221.0 $        499.4  $         25.2 $       (161.2)$        584.4
                                              =============   ============   =============  =============   ============



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          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                   Condensed Consolidating Statement of Income
                    For the Three Months Ended March 31, 1998
                                  (In millions)
                                   (Unaudited)

                                                  Parent       Guarantor
                                                  COMPANY     SUBSIDIARIES    JAIX LEASING   ELIMINATIONS    CONSOLIDATED


Total revenue............................... $         --   $        228.8  $          2.4 $         --   $        231.2
Cost of sales...............................           --            199.2             1.5           --            200.7
                                              -------------   ------------   -------------  -------------   ------------
  Gross profit .............................           --             29.6             0.9           --             30.5
Selling, general, administrative
 and amortization expenses..................            0.4           14.9            --             --             15.3
                                              -------------   ------------   -------------  -------------   ------------
Gain on sale of leased freight cars.........           --             --              (1.2)          --             (1.2)
Patent litigation settlement................           --            (16.8)           --             --            (16.8)
                                              -------------   ------------   -------------  -------------   ------------
  Operating income .........................           (0.4)          31.5             2.1           --             33.2
Interest expense, net.......................            3.4            4.7             0.5           --              8.6
Equity (earnings) of subsidiaries...........          (16.3)          --              --             16.3           --
Provision (benefit) for income
  taxes.....................................           (1.5)          11.5             0.6           --             10.6
                                              -------------   ------------   -------------  -------------   ------------
  Net income (loss)......................... $         14.0 $         15.3  $          1.0 $        (16.3)$         14.0
                                              =============   ============   =============  =============   ============





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          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

                 Condensed Consolidating Statement of Cash Flows
                    For the Three Months Ended March 31, 1998
                                   (millions)
                                   (Unaudited)

                                                  Parent         Guarantor
                                                  COMPANY      SUBSIDIARIES    JAIX LEASING  ELIMINATIONS    CONSOLIDATED


CASH FLOWS FROM
 OPERATING ACTIVITIES....................... $         (8.9)$         (1.9) $         (0.1)$         --   $        (10.9)

CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Capital expenditures .....................           --             (1.8)           --             --             (1.8)
  Leasing business asset additions..........           --             --              (2.2)          --             (2.2)
Proceeds from sale of leased
  freight cars..............................           --             --              24.3           --             24.3
                                              -------------   ------------   -------------  -------------   ------------
Cash provided by (used for)
  investing activities......................           --             (1.8)           22.1           --             20.3

CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Payments of term loans and
   capital leases...........................           (0.8)          (0.1)           --             --             (0.9)
  Net Borrowings under
   JAIX Leasing debt........................           --             --             (19.7)          --            (19.7)
  Intercompany advances.....................           (2.0)           2.0            --             --             --
                                              -------------   ------------   -------------  -------------   ------------
Cash provided by (used for)
   financing activities.....................           (2.8)           1.9           (19.7)          --            (20.6)

Net increase (decrease) in cash
 and cash equivalents.......................          (11.7)          (1.8)            2.3           --            (11.2)
CASH AND CASH
 EQUIVALENTS,
  beginning of period.......................           25.1            3.8             2.0           --             30.9
                                              -------------   ------------   -------------  -------------   ------------

CASH AND CASH
 EQUIVALENTS,
  end of period............................. $         13.4 $          2.0  $          4.3 $         --   $         19.7
                                              =============   ============   =============  =============   ============




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          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

ITEM 2.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The Company conducts its continuing business in the truck components segment of the transportation industry and is a leading manufacturer of wheel-end components, seating, steerable drive axles, gearboxes and other castings for the heavy-duty truck industry. The Company's discontinued operations were in the freight car segment and included a leading manufacturer and lessor of new and rebuilt freight cars used for hauling coal, intermodal containers, highway trailers, automobiles, agricultural and mining products.

The Company's sales are affected to a significant degree by the Class 8 truck markets which are subject to significant fluctuations due to economic conditions, changes in the alternative methods of transportation and other factors. There can be no assurance that fluctuations in such markets will not have a material adverse effect on the results of operations or financial condition of the Company.

RESULTS OF CONTINUING OPERATIONS
THREE MONTHS ENDED MARCH 31, 1999 AND 1998
NET SALES

Net sales for the three months ended March 31, 1999 increased 3.1% to $117.3 million from $113.8 million in the first quarter of 1998.

COST OF SALES AND GROSS PROFITS

Cost of sales for the first quarter as a percent of net sales was 79.0% in 1999 compared to 79.9% in 1998. Related gross profits were 21.0% and 20.1%, respectively. The increase in gross profit margins was due primarily to increased manufacturing efficiency.

SELLING, GENERAL, ADMINISTRATIVE AND AMORTIZATION

Selling, general and administrative expenses as a percentage of net sales were 8.6% and 8.7% in the first quarter of 1999 and 1998, respectively. Amortization expense was $1.7 million in both the first quarter of 1999 and 1998.

OPERATING INCOME

Operating income was $12.8 million in the first quarter of 1999, compared to $11.3 million in the first quarter of 1998. During the first quarter of 1999, increased sales and margins accounted for $1.7 million

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          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

of the increase, while selling, general and administrative expense increased in the first quarter of 1999 by $0.2 million over first quarter 1998 levels.

OTHER
Interest expense, net, was $6.8 million in the first quarter of 1999, compared to $7.3 million in the first quarter of 1998. The reduced interest expense was due to lower levels of the Company's term debt.

The Company recorded an extraordinary item, net of income tax, of $0.3 million in the first quarter of 1999 due to the early repayment of $20.0 of Tranche B Term debt.

Net income and diluted earnings per share for the first quarter of 1999 were $14.6 million and $1.44, respectively, compared to net income and diluted earnings per share of $14.0 million and $1.40, respectively, for the first quarter of 1998.

LIQUIDITY AND CAPITAL RESOURCES

For the three months ended March 31, 1999, the Company provided cash from operations of $2.7 million compared with a use of cash of $13.7 million for the first three months of 1998. The Company used $1.2 million and $1.0 million of cash in the first three months of 1999 and 1998, respectively, for investing activities for capital expenditures. Cash used by financing activities was $19.8 million for the first three months of 1999, due mainly to the pay down of $20.1 million of term loan principal payments and capital lease. For the first three months of 1998, cash used in financing activities was $0.9 million representing the scheduled pay down of debt.

As of March 31, 1999, there was $36.6 million of term loans outstanding under the Senior Bank Facilities, $182.3 million of Notes outstanding, and no borrowings under the $75 million revolving credit line under the Senior Bank Facilities. Availability under the revolving credit line, after consideration of outstanding letters of credit of $13.5 million, was $61.5 million. The Senior Bank Facilities were refinanced on April 29, 1999 in conjunction with the acquisition of Imperial. Interest payments on the Notes and interest and principal payments under the Senior Bank Facility represent significant liquidity requirements for the Company. The Notes require semiannual interest payments of approximately $10.6 million. Borrowings under the new bank facilities bear interest at floating rates and require interest payments on varying dates depending upon the interest rate option selected by the Company. The $56.6 million of outstanding Tranche B term loans were completely paid off by April, 1999 and $80.0 million of the originally outstanding debt ($100 million) under the new bank facilities were repaid in June and July of 1999 with proceeds from the sale of the Railcar Business.

The Company believes that the cash flow generated from its continuing operations, together with amounts available under its revolving credit line, should be sufficient to fund its debt service requirements, working capital needs, anticipated capital expenditures and other operating expenses (including expenditures required by applicable environmental laws and regulations). The Company's future operating performance and ability to service or refinance the Notes and to extend or refinance the

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


          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

new Senior Bank Credit Facilities will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

As of March 31, 1999, the Company's balance sheet included cash of $29.1 million.

IMPERIAL GROUP ACQUISITION
Effective April 29, 1999, the Company acquired the assets of Imperial Group, Inc. (Imperial). Imperial is a leading Tier I and Tier II supplier of body and chassis components for heavy-duty Class 8 truck manufacturers and transit bus manufacturers. The purchase price for Imperial was approximately $60.1 million consisting of $57.4 million in cash and 156,740 shares of the Company's common stock. The acquisition was accounted for under the purchase method of accounting. The acquisition is subject to a future working capital adjustment. The purchase price is also subject to a contingent earn out of up to $4.0 million, based on the results of Imperial's Washington plant for the 24 months ended April 2000. The Company also incurred transaction costs of $0.7 million and issued 36,500 shares of restricted stock to two Imperial employees valued at $0.6 million, which vest ratably over three years if employment continues.

NEW SENIOR BANK CREDIT FACILITY
In conjunction with the acquisition of Imperial, the Company, on April 29,1999 entered into a new Senior Bank Credit Facility. The new facility is comprised of a $50 million Term A Loan, a $50 million Term B Loan and an undrawn $75 million Revolving Credit Facility. Proceeds were used to finance the Imperial acquisition, to refinance the Company's outstanding senior bank debt of $36.6 million (resulting in an extraordinary non-cash after tax charge of $1.7 million), and for working capital and other general corporate purposes. The Company incurred and deferred $2.2 million of costs in obtaining the new financing which will be deferred and amortized over the term of the related debt (5-6 years).

At the Company's election, interest rates per annum on the new Term A loan and the new Revolving Credit Facility are fluctuating rates of interest measured by reference to either (a) an adjusted London inter-bank offered rate (LIBOR) plus a borrowing margin or (b) an alternate base rate (ABR) plus a borrowing margin. Such borrowing margins range between 1.50% and 2.50% for LIBOR loans and between 0.50% and 1.50% for ABR loans, fluctuating within each range in 0.25% increments based on the Company achieving certain financial results. Interest rates per annum applicable to the Term B loan are either (a) LIBOR plus a margin of 2.75% or (b) ABR plus a margin of 1.75%. Additionally, various fees related to unused commitments, letters of credit and administration of the facility are incurred by the Company. Borrowings under the new Senior Bank Credit Facility are guaranteed by each of the Company's subsidiaries and are secured by the assets and stock of the Company and its subsidiaries. The Term A Loan and the Revolving Credit Facility mature on April 29, 2004 and the Term B Loan matures on April 29, 2005.

The new  Senior  Bank  Credit  Facility  contains  various  financial  covenants
including  capital  expenditure  limitations,   minimum  leverage  and  interest
coverage ratios, and minimum net worth. The agreement

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

also restricts the Company from paying dividends and making other distributions in certain circumstances, and limits the ability to repurchase common stock and prepay the Senior Subordinated Notes.

On April 1, 1999, the Company, through its wholly owned subsidiary, Bostrom Seating, Inc., issued Industrial Revenue Bonds for $3.1 million which bear interest at a variable rate (3.35% as of April 1, 1999) and can be redeemed by the Company at any time. The bonds are secured by a letter of credit issued by the Company. The bonds have no amortization and mature in 2014. The bonds are also subject to a weekly "put" provision by the holders of the bonds. In the event that any or all of the bonds are put to the Company under this provision, the Company would either refinance such bonds with additional borrowings under the new Revolving Credit Facility or use available cash on hand.

RAILCAR BUSINESS DISPOSITION

On June 3, 1999, the Company completed the sale of its freight car operations comprised of three wholly owned subsidiaries - JAC, FCS, and JAIX Leasing to Rabbit Hill Holdings, Inc. (the Buyer). The Company received consideration consisting of approximately $101.3 million in cash, contingent additional consideration of $20 million and a 20 percent equity interest in the Buyer. In addition, the Buyer assumed substantially all of the liabilities of the freight car operations, including $14.4 million of debt. The 20 percent equity interest in the Buyer is comprised of common and preferred stock, some of which is non-voting. Further, the Company's rights with respect to voting and transferability of its equity interest are limited and, in particular, the Company granted a proxy to vote its equity interest to another shareholder of Buyer under certain circumstances. The sale resulted in an estimated pretax gain of $46.8 million after consideration of estimated transaction costs of $4.2 million and a related pension curtailment loss of $0.3 million. The after-tax gain on the disposition of the railcar business of 29.8 million was recorded in the Company's results for the second quarter of 1999. Approximately $2.5 million of additional gain was deferred due to the Company's continuing interest in the Railcar Business. Proceeds from the $20.0 million contingent additional consideration will be recorded as a gain, if and when collected. Also as a result of the sale, approximately $80.0 million of senior bank debt was paid subsequent to the acquisition which resulted in the after-tax write off of $2.2 million of unamortized deferred financing costs.

Effective May 17, 1999, the Company acquired certain assets and liabilities of EMI Company (EMI), an iron foundry and machining company located in Erie, Pennsylvania. The Company paid $16.5 million in cash for property, plant and equipment and a working capital adjustment of approximately $2.2 million. The acquisition was accounted for under the purchase method of accounting.

          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

YEAR 2000

The Year 2000 issue is the result of date-sensitive devices, systems and computer programs that were deployed using two digits rather than four to define the applicable year. Any such technology may recognize a year containing "00" as the year 1900 rather than the year 2000. This issue could result in a system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

In 1996, the Company initiated a comprehensive program to ensure that its various business systems continue to function properly in the year 2000. By the end of 1998, all critical business systems at each operating unit had been reviewed, modified if necessary, and tested. Many non-critical business systems had also been reviewed, modified and tested. All non-critical systems were fully tested and modified by mid 1999. Assessment of manufacturing processes and facility management systems was completed by mid 1999.

Additionally, the Company has assessed readiness for the year 2000 key suppliers and other third parties with whom it has significant business relationships. Information requests have been distributed and replies have been received. No material risks have been identified at this time. An ongoing monitoring process is in place and will continue for the remainder of 1999.

Based upon the accomplishments to date, appropriate contingency plans are being developed. If however, systems of the Company or its key suppliers or other third parties with whom it has significant business relationships are not Year 2000 compliant on a timely basis and a contingency plan is not developed on a timely basis, the Year 2000 issue could have a material adverse effect on the Company's operations and financial condition.

Beginning in 1996, as part of the Company's ongoing information system improvement process, its enterprise systems were upgraded, which partially mitigated the impact of the Year 2000 problem. Excluding the cost of upgrading the enterprise systems, the pretax cost incurred to date of becoming "Year 2000" compliant has been approximately $0.6 million and is not expected to be more than $0.7 million for the total project. Such costs are being funded through operating cash flows.

The cost of the project and expected outcomes are based on management's best estimates, which were derived using numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer code, and similar uncertainties. Additionally, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.


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


          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

ENVIRONMENTAL MATTERS

The Company's subsidiaries are currently involved in several matters relating to the investigation and/or remediation of locations where the subsidiaries have arranged for the disposal of foundry and other wastes. Such matters include five situations in which the Company, through its TCI subsidiaries and their predecessors, have been named or are believed to be potentially responsible parties ("PRP") in the contamination of the sites. With respect to claims involving Gunite Corporation ("Gunite"), TCI and Gunite in September 1997 entered into a private-party settlement (the "Settlement") of certain pending litigation with a prior owner of Gunite, pursuant to which each of TCI and Gunite and the prior owner withdrew their claims against the other. As of result of the Settlement, TCI and Gunite will not be responsible for liabilities and costs related to certain alleged contamination of Gunite's facilities and at certain off-site properties to the extent arising out of operations of Gunite prior to the acquisition of Gunite by TCI in September 1987. As of March 31, 1999, based on all of the information currently available to the Company, the Company has an environmental reserve of $10.7 million which management believes its adequate to cover future expenditures. This reserve is based on current cost estimates and does not reduce estimated expenditures to net present value, although the Company's subsidiaries are not likely to incur costs for most of the reserved matters until several years in the future. Any cash expenditures required by the Company or its subsidiaries to comply with applicable environmental laws and/or to pay for any remediation efforts will not be reduced or otherwise affected by the existence of the environmental reserve. Due to the early stage of investigation of many of the sites and potential remediations referred to above, there are significant uncertainties as to waste quantities involved, the extent and timing of the remediation which will be required, the range of acceptable solutions, costs of remediation and the number of potentially responsible parties contributing to such costs. Based on all of the information presently available, the Company believes that the environmental reserve will be adequate to cover its future costs related to the sites associated with the environmental reserve, and that any additional costs will not have a material adverse effect on the financial condition or results of operations of the Company. However, the discovery of additional sites, the modification of existing laws or regulations, the imposition of joint and several liability or the uncertainties referred to above could result in such a material adverse effect.

NEW ACCOUNTING PRONOUNCEMENTS
SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 and must be adopted by the Company by the year 2000. This new pronouncement will require the Company to record derivatives on the balance sheet as assets or liabilities, measured at fair value and gains or losses resulting from the changes in the values of those derivatives to be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company is evaluating the standard and does not expect it to have a material impact on the financial results or condition of the Company because the use of derivatives at the Company is not significant.



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


          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. AND SUBSIDIARIES

FORWARD-LOOKING STATEMENTS

The foregoing outlook contains forward-looking statements that are based on current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from current expectations due to a number of factors, including general economic conditions; competitive factors and pricing pressures; shifts in market demand, the performance and needs of industries served by the Company's businesses; and the risks described from time to time in the Company's Securities and Exchange Commission reports.

EFFECTS OF INFLATION

General price inflation has not had a material impact on the Company's results of operations.


                                       63